                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- - --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                   UST Corp.
                (Name of Registrant as Specified In Its Charter)

                                   UST Corp.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- - --------------------------------------------------------------------------------

[LOGO]

                                   UST CORP.
                                40 COURT STREET
                             BOSTON, MASSACHUSETTS
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 16, 1995

     Notice is hereby given that the Annual Meeting of Stockholders of UST Corp. (the "Company") will be held at 40 Court Street, Boston, Massachusetts, on Tuesday, the 16th day of May, 1995 at 10:00 o'clock in the forenoon for the following purposes:

     1. To elect five Directors of the Company, each of whom will serve for a three-year term;

     2. To ratify and approve amendments to the Company's Stock Compensation Plan, to increase the number of shares of the Company's Common Stock that may be granted under the Plan as well as to effect certain other changes;

     3. To ratify and approve a new Stock Option Plan for certain Directors; and

     4. To transact any other business which may properly come before the meeting, or any adjournment thereof.

     The close of business on March 31, 1995 has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders. The books for the transfer of stock will not be closed. This Notice and Proxy Statement will first be mailed to stockholders on or about April 20, 1995.

     If you do not expect to be present personally at the Annual Meeting of Stockholders, please sign, date and return the enclosed Proxy in the enclosed addressed envelope.

                                          By order of the Board of Directors

                                          [Sig]

                                          Eric R. Fischer, Clerk

April 20, 1995

[LOGO]

                                   UST CORP.
                                40 COURT STREET
                             BOSTON, MASSACHUSETTS

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 1995

                                                                  April 20, 1995

     This Proxy Statement is furnished in connection with the solicitation of Proxies to be used at the Annual Meeting of Stockholders of UST Corp. (the "Company") to be held on May 16, 1995, and at any adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.

     The close of business on March 31, 1995 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, and at any adjournment thereof.

     The financial statements for the Company for the fiscal year ended December 31, 1994, together with corresponding figures for the previous fiscal year, are contained in the Annual Report to UST Corp. Stockholders for the year ended December 31, 1994, which was mailed to stockholders prior to, or simultaneously with, the mailing hereof. Certain additional information concerning the Company which supplements the Annual Report to Stockholders is included as Exhibit C hereto.

     Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any stockholder giving a Proxy in the enclosed form has the power to revoke it at any time before it is exercised. A stockholder's right to revoke his Proxy is not limited by, or subject to, compliance with any specified formal procedure. He may revoke his Proxy by attending the meeting and voting in person. Proxies in such form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholders. Where a choice is not so specified, the shares represented by a properly executed Proxy will be voted: (i) "for" the election of the five nominees for Director positions listed therein; (ii) "for" the Amendment to the Company's Stock Compensation Plan to increase the number of shares of Common Stock that may be granted under the Plan as well as to affect certain other changes; and (iii) "for" the new Stock Option Plan for certain Directors. The enclosed Proxy confers discretionary authority on the persons named therein (or their substitutes) to act on any other business which may properly come before the meeting. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the Notice of Annual Meeting. Should another matter, however, properly come before the meeting, it is intended that the persons named in the enclosed form of Proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgment.

     The Company will bear all expenses in connection with the solicitation of Proxies, including the preparing, assembling and mailing of the Proxy Statement. Solicitation will be initially by mail, but employees and Directors of the Company as well as representatives of Morrow & Co., professional proxy solicitors, may solicit Proxies by personal interview, by telephone or by telecopy. Employees and Directors of the Company will not receive additional compensation for such efforts, and Morrow & Co. is expected to receive approximately $6,000, plus out-of-pocket expenses, for such solicitation. The Company will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, with proxy material for transmittal to such beneficial owners and reimburse such record holders for their reasonable expenses in so doing. Confidential voting procedures will not be used in connection with the Annual Meeting, except that votes cast by employees of the Company and/or its subsidiaries shall be held confidential.

     As of March 31, 1995, the Company had outstanding 17,679,804 shares of common stock, $0.625 par value per share ("Common Stock"), each entitled to one vote. A majority, or 8,839,903 of such shares, constitutes a quorum for the Annual Meeting. There are no outstanding shares of Preferred Stock of the Company.

                     PERSONS TO BE NOMINATED BY MANAGEMENT
                           FOR ELECTION AS DIRECTORS
                                (NOTICE ITEM 1)

     Section 50A of Chapter 156B of the Massachusetts General Laws provides for a Board of Directors of such number as is fixed by the Directors, divided into three classes as nearly equal in number as possible, serving staggered three-year terms. The Board of Directors has fixed the number of Directors at eighteen (18). One of the six positions on the Board of Directors to be elected at this meeting will remain vacant. The Board of Directors will have the power to fill that vacancy or to change the size of the Board at any time. The Board of Directors, following the recommendation of the Nominating Committee, has recommended the following five nominees (all of whom are currently Directors) to fill the five positions, each of whom, if elected, will hold office for a three-year term until the 1998 annual meeting of stockholders and until his successor is chosen and qualified. Unless otherwise specified, Proxies will be voted in favor of the five nominees' election as Directors. Pursuant to the By-Laws of the Company, Directors will be elected by a plurality of the votes cast at the Meeting. Thus, shares for which authority to vote for one or more nominees is withheld will have no effect on the election of those one or more individuals.

                                                  POSITIONS (IN ADDITION TO DIRECTOR OF THE COMPANY),
                                                              COMMITTEE MEMBERSHIPS AND
        NAME (AGE)             DIRECTOR SINCE       OFFICES WITH THE COMPANY AND ITS SUBSIDIARIES
- - ---------------------------    --------------     ---------------------------------------------------
Robert L. Culver (46)               1993          Chairman, Audit Committee and Member, Compensation
                                                  Committee; Director USTrust
Neal F. Finnegan (57)               1993          President and Chief Executive Officer of the
                                                  Company and Chairman, President and Chief
                                                  Executive Officer of USTrust; Chairman of the
                                                  Executive Committee of United States Trust
                                                  Company; Member, Nominating Committee
Walter A. Guleserian (63)           1985          Chairman, Community Reinvestment Committee;
                                                  Member, Nominating Committee; Director USTrust
Wallace M. Haselton (73)            1971          Member, Oversight and Compensation Committees;
                                                  Director USTrust
Paul D. Slater (60)                 1980          Chairman, Compensation and Asset Quality
                                                  Committees; Director USTrust

     Mr. Culver is Senior Vice President and Treasurer of Northeastern University in Boston, Massachusetts. Prior to 1991, Mr. Culver was a partner in the accounting firm of Coopers & Lybrand. Mr. Finnegan is President and Chief Executive Officer of UST Corp. Mr. Finnegan is also Chairman, President and Chief Executive Officer of USTrust and Chairman of the Executive Committee of United States Trust Company. Prior to joining the Company, Mr. Finnegan served as Executive Vice President in charge of Private Banking at Bankers Trust Company, New York, New York. During the period from 1986 to 1988, he was President and Chief Operating Officer of the Bowery Savings Bank, based in New York City. From 1983 to 1986, Mr. Finnegan was Vice Chairman of Shawmut Corporation. Mr. Finnegan serves as Vice Chairman of the Board of Trustees of Northeastern University. Mr. Guleserian is Chairman of the Board of Commander Properties, Inc. which does business under the name of the Sheraton Commander Hotel, Cambridge, Massachusetts. Mr. Haselton, a retired banker, was formerly Chairman of the Board of Key Bancshares of Maine, Inc., a bank holding company. Mr. Slater is a private investor who previously served as the Chairman and Chief Executive Officer of The Slater Company, a real estate and finance firm based in Boston, Massachusetts.

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's Executive Officers and Directors to file reports of ownership and changes in ownership with the Securities and

Exchange Commission. Executive Officers and Directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon its review of the copies of such forms and certain certifications received by it, the Company believes that, during 1994, all such filing requirements applicable to its Executive Officers and Directors were complied with by such individuals.

     There are currently thirteen Directors of the Company, one Director whose election remains subject to bank regulatory approval, and four vacancies on the Board.

     The following table sets forth certain information about those Directors of the Company whose terms of office do not expire at the Annual Meeting and who consequently are not nominees for re-election at the Annual Meeting.

                                                 POSITIONS (IN ADDITION TO DIRECTOR OF
                                                             THE COMPANY),
                                                       COMMITTEE MEMBERSHIPS AND
                                                    OFFICES WITH THE COMPANY AND ITS        TERM OF OFFICE
       NAME (AGE)            DIRECTOR SINCE                   SUBSIDIARIES                   WILL EXPIRE
- - -------------------------    --------------     ----------------------------------------    --------------
Domenic Colasacco (46)            1990          Executive Vice President of the Company          1997
                                                and Chairman and President of United
                                                States Trust Company
Brian W. Hotarek (48)             1994          Director, USTrust                                1996
Francis X. Messina (65)           1988          Member, Compensation Committee;                  1997
                                                Director, USTrust
Vikki L. Pryor (41)*              1995          Director, USTrust*; Member, Community            1996
                                                Reinvestment Committee
Gerald M. Ridge (65)              1982          Member, Oversight and Asset Quality              1996
                                                Committees; Vice Chairman, USTrust
William Schwartz (61)             1981          Vice Chairman of the Board of Directors          1996
                                                of the Company; Chairman, Oversight
                                                Committee and Member, Executive
                                                Committee
Samuel B. Sheldon (75)            1969          Member, Oversight and Executive                  1997
                                                Committees
James V. Sidell (64)              1967          Chairman of the Executive Committee of           1997
                                                the Company; Director, USTrust and
                                                United States Trust Company
Michael J. Verrochi (55)          1974          Member, Oversight, Executive and                 1996
                                                Nominating Committees; Director, USTrust

- - ---------------
* subject to regulatory approval

     Mr. Colasacco is Executive Vice President of the Company and Chairman and President of United States Trust Company. Mr. Hotarek has been Senior Vice President, Real Estate and Development for the Stop & Shop Supermarket Company since 1990. Mr. Messina serves as President of Wildwood Estates of Braintree, Inc. (real estate development, management and leasing) and as President of F.X. Messina Construction Corp. (general contracting and construction). Ms. Pryor is Senior Vice President, Operations and Systems for Blue Cross Blue Shield of Massachusetts in Boston, Massachusetts. Prior to joining Blue Cross Blue Shield in 1993, Ms. Pryor served as Director of Credit Insurance Products and Operations for the Sears, Discover, and Sears Mortgage Corporation Division of Allstate Life Insurance Company. As noted above, Ms. Pryor's election remains subject to receipt of regulatory approval from The Federal Reserve Bank of Boston. Mr. Ridge is Vice Chairman of USTrust and President of Blue Hill Cemetery. Mr. Schwartz is Vice President/Academic Affairs (Chief Academic Officer) of Yeshiva University in New York City. He also serves as Vice Chairman of the Board of Directors of the Company. Mr. Schwartz is of counsel to the New York City law firm of Cadwalader, Wickersham & Taft. Mr. Schwartz is also a Director of Viacom, Inc., Viacom International, Inc., (diversified media, publishing and entertainment holding companies) and of W.C.I. Steel, Inc. (steel manufacturer). Mr. Sheldon is a retired businessman who, before his retirement, served as President of Mark Fore Industries, a division of Beatrice Foods Company. Mr. Sidell is President of Pomme Frite, Inc. in Cambridge, Massachusetts. Prior to April 1, 1993, Mr. Sidell was President and Chief Executive Officer of the Company. Mr. Verrochi serves as Executive Vice President of Browning-Ferris

Industries, Inc. (waste management); Director of Ref-Fuel, Inc. (refuse to energy); President of Monadnock Mountain Spring Water Inc. and President and Director of Abita Spring Water Company, Inc. and Emerald Valley Water Corporation (producers of bottled water); Vice President and Treasurer of VRT Corp. (real estate development and construction); Treasurer of Marshfield Insurance Co., Inc.; President of Universal Construction Inc.; President of Park Properties, Inc. (parking facility); and as a trustee of several real estate trusts.

     Except as indicated above, each Director has been employed during the past five years in his respective positions.

     In case any person or persons named herein for election as a Director is or are not available for election at the Annual Meeting, Proxies in the accompanying form may be voted for a substitute nominee or nominees, as well as (in the absence of contrary instructions) for the balance of those named herein. The Board of Directors has no reason to believe that any of the nominees for election as Directors will be unavailable.

              OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The Company's Board of Directors has an Audit Committee, Oversight Committee, Compensation Committee, Nominating Committee, Community Reinvestment Committee, Executive Committee and Asset Quality Committee. Members of each committee consist of Directors of the Company except that the Audit Committee, Nominating Committee, Asset Quality Committee and Community Reinvestment Committee also include Directors of banking subsidiaries of the Company.

     The Audit Committee reviews examinations of the Company and its subsidiaries that are conducted by regulatory agencies, reviews the results of audits of the Company and its subsidiaries by internal audit staff and independent auditors, and monitors implementation of recommendations with respect to internal controls and compliance that may be made from time to time. It also reviews risks related to litigation against the Company and the activities and reports of the internal Loan Review Department of the Company and its subsidiaries. There were seven meetings of the Audit Committee during 1994. Mr. Culver serves as Chairman of the Committee and Messrs. David Engelson (a Director of UST Bank/Connecticut), Arthur Gillis (a Director of United States Trust Company), Sydney Miller (a Director of USTrust and United States Trust Company), and Gordon Weiner (a Director of USTrust) also currently serve on the Audit Committee.

     In 1992, the Company established an Oversight Committee whose members are Mr. Schwartz (Chairman) and Messrs. Haselton, Ridge, Sheldon and Verrochi. Mr. Eric R. Fischer, Executive Vice President, General Counsel and Clerk of the Company, serves as Secretary to the Oversight Committee. This Committee, which held twelve meetings in 1994, monitors the Company's compliance with the provisions of the bank regulatory agreements and orders under which the Company and two of its banking subsidiaries are operating and oversees the corporate organization of the Company and the responsibilities delegated to Executive Officers. The Oversight Committee is authorized to act on behalf of and to exercise the powers of the full Board of Directors when the Board is not in session, except as limited by Massachusetts law.

     The Compensation Committee has four members, Mr. Slater (Chairman) and Messrs. Culver, Haselton and Messina. The Committee considers and, when appropriate, makes determinations or recommendations to the Board regarding employee and Director compensation (including employee and Director stock compensation) matters. The Committee met eight times in 1994.

     The Nominating Committee recommends candidates to fill vacancies on the Boards of Directors of the Company and its subsidiaries, as well as a slate of Directors of the Company for election by stockholders at the Annual Meeting. Its activities also include evaluation of the size and composition of the Boards of Directors of the Company and its subsidiaries. There was one meeting of the Nominating Committee during 1994. Messrs. Verrochi (Chairman), Finnegan, Robert Coard (a Director of USTrust), and Guleserian currently serve on the Nominating Committee.

     The Nominating Committee considers candidates for Director of the Company recommended by stockholders of the Company. Stockholders desiring to suggest candidates should advise Eric R. Fischer,

Executive Vice President, General Counsel and Clerk of the Company in writing at 40 Court Street, Boston, MA 02108 on or before December 26, 1995 for the 1996 Annual Meeting and include sufficient biographical material to permit an appropriate evaluation.

     In 1990, the Company established a Community Reinvestment Committee whose current members are Mr. Guleserian (Chairman) and Messrs. Coard, Alan DerKazarian and Edward Sullivan (Directors of USTrust), Messrs. Stanley Shuman and Arthur Snyder (Directors of United States Trust Company). Messrs. Walter Huskins and Paul Ambrose (Directors of UST Bank/Connecticut) also serve as members of this Committee. Subject to receipt of regulatory clearance, Ms. Pryor will also serve on this Committee. Representatives of UST Bank/Connecticut report periodically to the Committee. The Committee held six meetings in 1994. The Community Reinvestment Committee reviews the Company's activities to ascertain whether the Company's banking subsidiaries are taking appropriate actions to assess and to help to meet the credit-related needs of the local communities served by the Company's banking subsidiaries.

     The current members of the Company's Executive Committee are Mr. Sidell (Chairman) and Messrs. Schwartz, Sheldon and Verrochi. The Executive Committee is authorized to act in an advisory capacity to management and the Board with respect to marketing, customer relations, promotional issues and certain credit-related matters. The Executive Committee held no meetings in 1994.

     In 1993, the Board established an Asset Quality Committee to oversee management's efforts to reduce the level of the Company's non-performing assets. The Committee met sixteen times in 1994. It is chaired by Mr. Slater and its members include Mr. Ridge and Ms. Barbara Sidell, Mr. Donald Dolben and Mr. Sullivan (Directors of USTrust).

     During 1994, there were thirteen meetings of the Board of Directors of the Company. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of the committees of the Board of Directors on which he served.

DIRECTOR'S FEES AND OTHER COMPENSATION

     Directors of the Company who are not otherwise full time officers or employees of the Company or any of its subsidiaries are paid a fee of $250 for each meeting of the Company's Board they attend, plus an annual stipend which in 1994 was $15,000. In addition, in 1994, Directors (other than full-time employees of the Company) received the following additional committee fees:

        i)      Oversight Committee                 $1,000 per month
        ii)     Nominating Committee                $500 per meeting
        iii)    Audit Committee                     $250 per meeting (except Chairman who receives
                                                    $500 per meeting and $500 per diem for work on
                                                    committee matters when a meeting is not held)
        iv)     Compensation Committee              $250 per meeting (except Chairman who receives
                                                    $500 per meeting and $500 per diem for work on
                                                    committee matters when a meeting is not held)
        v)      Asset Quality Committee             $250 per meeting (except Chairman who receives
                                                    $500 per meeting)
        vi)     CRA Committee                       $250 per meeting (except Chairman who receives
                                                    $500 per meeting)
        vii)    Executive Committee                 $250 per meeting (except Chairman who receives
                                                    $500 per meeting)

     Moreover, each Director (who was a Director on December 19, 1989 and who is not an employee of the Company) was granted an option to acquire 5,250 shares of the Company's Common Stock at $6.07 per share pursuant to the 1989 Directors' Stock Option Plan. The foregoing options, all of which were exercised prior to their expiration, would have expired on March 18, 1995. The Board of Directors has approved, subject to stockholder ratification and approval (see Notice Item No. 3), a plan which would grant additional stock options to the outside Directors of the Company and USTrust.

     Instead of receiving a retainer or meeting fees, in 1994 Mr. Ridge received $45,000 for services performed in his capacity as Vice Chairman of USTrust.

     In addition to the foregoing, Mr. James Breiner, a former Director of the Company, who retired on February 28, 1995, received compensation in the amount of $20,314 for services performed as Chairman of the Board of UST
Bank/Connecticut.

     Mr. Paul M. Siskind, who resigned as Chairman of the Board of the Company on October 18, 1994, received $92,022 for services performed in his capacity as Chairman of the Board of the Company in 1994. As an officer and employee, Mr. Siskind did not receive any of the Director's fees described above.

     The Company also maintains a deferred compensation program which covers Directors of the Company and Directors of any subsidiary of the Company whose Board of Directors elects to participate. Under this program, Directors may elect to defer all or any portion of their Directors' meeting fees and annual stipend. Each participant is treated as a general, unsecured creditor of the Company and has the right to receipt of his other deferred compensation upon termination of Director status. Payments of the deferred amounts are made in shares of Common Stock of the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The tables that appear below, together with the accompanying text and footnotes, provide information on compensation and benefits for the named Executive Officers, as determined by requirements of the Securities and Exchange Commission ("SEC"). Except for the information regarding individual stock option exercises, all the data regarding values for stock options and grants of Restricted Stock are hypothetical in terms of the amounts that an individual may or may not receive because such amounts are contingent on continued employment with the Company and the price of the Common Stock. All year-end values shown in these tables for outstanding stock options and restricted shares reflect a $10.25 price, which was the closing price of the Common Stock for December 31,1994, as reported in the "NASDAQ" section of the Eastern Edition of The Wall Street Journal.

     The following table displays compensation information for the past three fiscal years for each of the named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                     COMPENSATION
                                                                               -------------------------
                                                                                        AWARDS
                                                                               -------------------------
                                                      ANNUAL COMPENSATION      RESTRICTED     SECURITIES
                                                     ----------------------      STOCK        UNDERLYING       ALL OTHER
                                                      SALARY        BONUS       AWARD(S)       OPTIONS/      COMPENSATION
                                            YEAR         $            $          ($)(A)        SARS(#)          ($)(B)
                                            ----     ---------    ---------    ----------     ----------     -------------
Neal F. Finnegan,(C)......................  1994     $ 314,748           --     $ 50,002(C)     200,000         $ 1,607
President and Chief Executive Officer       1993     $ 264,808    $  40,000     $517,500        150,000(C)      $ 2,250
of the Company                              1992            --           --           --             --              --

Domenic Colasacco,(D).....................  1994     $ 238,254    $ 575,000           --             --         $ 1,607
Executive Vice President/Trust and          1993     $ 236,092    $ 579,287           --             --         $ 2,247
Asset Management of the Company;            1992     $ 224,914    $ 453,077           --             --         $ 3,000
Chairman and President,
United States Trust Company

Walter E. Huskins, Jr.,(E)................  1994     $ 213,050           --     $123,000         76,000         $ 1,607
Executive Vice President/Administration     1993     $  86,515           --           --             --              --
of the Company                              1992            --           --           --             --              --

Robert T. McAlear,(F).....................  1994     $ 212,450           --     $ 92,250         30,300         $ 1,607
Executive Vice President/                   1993     $ 211,916           --           --             --         $ 1,837
Controlled Loans of the Company             1992     $ 200,490           --           --             --         $ 1,177

Kathie S. Stevens,(G).....................  1994     $ 202,611           --     $ 20,500         63,000         $ 1,607
Executive Vice President and Senior         1993     $ 200,327    $  15,000           --             --         $ 1,900
Lending Officer of the Company              1992     $ 165,847           --     $ 90,000         10,000         $ 2,057

- - ---------------
(A) The 1994 values reflect a Common Stock closing price of $10.25 on November 29, 1994, the date the awards to Ms. Stevens and Messrs. Huskins and McAlear were made. With respect to Mr. Finnegan's 1994 award see footnote C below. The 1993 values reflect a Common Stock closing price of $8.625 on

     April 20, 1993, the date the award to Mr. Finnegan was made. The 1992 values reflect a Common Stock closing price of $8.75 on August 18, 1992, the date the award was made to Ms. Stevens. As of December 31, 1994 each of the named Executive Officers held the following number of shares of Restricted Stock having the corresponding year-end market value:

                                                                 AS OF DECEMBER 31, 1994
                                                               ---------------------------
                                                                   TOTAL
                                                                  NUMBER         AGGREGATE
                                                               OF RESTRICTED      MARKET
        NAME                                                    SHARES HELD        VALUE
        ----                                                   -------------     ---------
        Neal F. Finnegan.....................................      40,000        $ 410,000
        Domenic Colasacco....................................       4,200        $  43,050
        Walter E. Huskins, Jr. ..............................       8,000        $  82,000
        Robert T. McAlear....................................       6,000        $  61,500
        Kathie S. Stevens....................................       4,666        $  47,827

     These shares are forfeitable to the Company and subject to restrictions on transfer. Upon grant the recipient has full voting and dividend rights with respect to all shares granted. Other than the January 1995 grant to Mr. Finnegan described in footnote C below, the shares of Restricted Stock vest over periods which vary from two to five years, subject to acceleration in the event of a "change of control" of the Company. The grants to Messrs. Huskins, McAlear and Ms. Stevens vest over periods of approximately two years and two months. The grant to Mr. Finnegan of 5,195 shares shown in the Summary Compensation Table for 1994 and described in footnote C below is not reflected on the table above and vested in approximately 60 days. The other grants to Mr. Finnegan vest over three years.

(B) The amounts reported for 1994 for each of the named Executive Officers consist of (i) allocations under the Company's Employee Stock Ownership Plan to Mr. Finnegan of $1,301, Mr. Colasacco of $1,301, Mr. Huskins of $1,301, Mr. McAlear of $1,301 and Ms. Stevens of $1,301 and (ii) allocations under the Company's Profit-Sharing Plan to Mr. Finnegan of $306, Mr. Colasacco of $306, Mr. Huskins of $306, Mr. McAlear of $306 and Ms. Stevens of $306.

(C) The Company entered into a three year Employment Agreement with Mr. Finnegan, dated as of April 1, 1993, pursuant to which Mr. Finnegan receives a base salary of $300,000 and received stock-based compensation described herein. See "Employment Agreements." The $50,002 Restricted Stock award to Mr. Finnegan reported for 1994 was paid in early 1995, but was intended to compensate him for his performance in 1994. The award was based on a price per share of common stock of $9.625 per share which reflects the closing price of the Company's common stock on December 20, 1994.

(D) Through June 30, 1994, Mr. Colasacco had an incentive arrangement pursuant to which he received a percentage of pre-tax income, as defined, of the Asset Management Division of United States Trust Company. As of January 1, 1995, the Company and USTC, subject to regulatory approval, entered into a two and one-half year Employment Agreement with Mr. Colasacco which is described under "Employment Agreements". Although the Employment Agreement was entered into as of January 1, 1995, the revised revenue sharing arrangement was effective as of July 1, 1994.

(E) Mr. Huskins entered into a two-year Employment Agreement dated October 24, 1994. This arrangement was in effect in 1994. See "Employment Agreements".

(F) Mr. McAlear entered into an Employment Agreement with the Company and USTrust dated July 11, 1990 which currently runs year-to-year with a six-month notice period. This arrangement was in effect in 1994. See "Employment Agreements".

(G) Ms. Stevens does not have an Employment Agreement with the Company or its subsidiaries.

                            STOCK-BASED COMPENSATION

     The Stock Compensation Plan originally adopted in 1992, as amended to date, provides for granting of Incentive Stock Options, Nonqualified Stock Options and Restricted Stock Awards or a combination of the foregoing as a means through which the Company may attract and retain highly qualified officers and attract and encourage able persons to enter into and remain in its employ. The Plan is designed to encourage key employees of the Company and its subsidiaries to acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of the Company and promoting the identity of interests between shareholders and key employees. For further information regarding this Plan, see Notice Item 2 below. The most recent amendments to the Plan are being presented to the stockholders for approval under Notice Item 2 below.

     The following table provides details regarding stock options granted to the named Executive Officers in 1994 under the Stock Compensation Plan. In addition, in accordance with SEC rules, this table shows hypothetical gains on a pre-tax basis or "option spreads" that would exist for the respective options granted in 1994 for the named Executive Officers. These gains are based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the options were granted over the full option term.

                                                        OPTION GRANTS IN 1994
                                                  INDIVIDUAL GRANTS
                         -------------------------------------------------------------------
                         NUMBER OF         % OF                                                   POTENTIAL REALIZABLE VALUE
                         SECURITIES       TOTAL                      MARKET                         AT ASSUMED ANNUAL RATES
                         UNDERLYING      OPTIONS                    VALUE ON                      OF STOCK PRICE APPRECIATION
                          OPTIONS       GRANTED TO     EXERCISE       GRANT                           FOR OPTION TERM(D)
                          GRANTED       EMPLOYEES       PRICE         DATE        EXPIRATION     -----------------------------
                            (#)          IN 1994       ($/SH.)      ($/SH.)(C)       DATE        0%         5%          10%
                         ----------     ----------     --------     ---------     ----------     ---     --------     --------
Neal F. Finnegan.......    200,000(A)       27.36%      $ 9.00        $9.00        07/19/96      $ 0     $283,725     $595,800
Domenic Colasacco......          0             --           --           --              --       --           --           --
Walter E. Huskins, Jr..     76,000(B)       10.40%      $ 9.75        $9.75        02/06/00      $ 0     $116,800     $245,271
Robert T. McAlear......     30,300(B)        4.15%      $ 9.75        $9.75        02/06/00      $ 0     $ 46,566       97,786
Kathie S. Stevens......     63,000(B)        8.62%      $ 9.75        $9.75        02/06/00      $ 0     $ 96,821     $203,317

- - ---------------
(A) Options vest over two years, 50% on each anniversary date of the date of grant.

(B)  Options fully vested on date of grant.

(C) Closing price of Common Stock of the Company on the date of grant.

(D) Realizable value represents the difference between the assumed stock price at the expiration date and the exercise price.

     The following table shows stock option exercises by the named Executive Officers during 1994, including the aggregate value realized upon exercise. "Value realized upon exercise" represents the excess of the closing price of the Common Stock on the date of exercise over the exercise price. In addition, this table includes the number of shares remaining unexercised by both "exercisable" (i.e., vested) and "unexercisable" (i.e., unvested) stock options as of December 31, 1994. Also reported are the values of "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock of $10.25.

                                        AGGREGATED OPTION EXERCISES IN 1994 AND
                                              YEAR-END 1994 OPTION VALUES

                                                                                                           VALUE OF
                                                                      NUMBER OF UNEXERCISABLE        UNEXERCISED, IN-THE-
                                                                          OPTIONS HELD AT          MONEY, OPTIONS AT FISCAL
                                             SHARES                       FISCAL YEAR END                  YEAR END
                                            ACQUIRED      VALUE     ---------------------------   ---------------------------
                                           ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                           -----------   --------   -----------   -------------   -----------   -------------
Neal F. Finnegan.........................       --       $     --     175,000        175,000       $ 218,750      $ 218,750
Domenic Colasacco........................       --       $     --       2,520          1,680       $  10,530      $     840
Walter E. Huskins, Jr....................       --       $     --      76,000             --       $  38,000      $       0
Robert T. McAlear........................       --       $     --      42,900          3,150       $  75,422      $  13,163
Kathie S. Stevens........................       --       $     --      75,190          9,360       $  85,386      $  23,700

                              RETIREMENT BENEFITS

     The following table presents the years of service to the Company and the 1994 remuneration covered by the Company's Pension Plan and Supplemental
Retirement Benefits Plan for the five Executive Officers with regard to whom information is provided in the Executive Compensation Table.

                                                           CURRENT
                                                       YEARS OF SERVICE   COVERED REMUNERATION
                                                       ----------------   --------------------
        Neal F. Finnegan.............................          2                $300,675
        Domenic Colasacco............................         21                $225,375
        Walter E. Huskins, Jr. ......................          1                $200,000
        Robert T. McAlear............................          4                $203,900
        Kathie S. Stevens............................          9                $191,500

     The following table reflects annual single life annuity retirement benefits payable (before deduction for Social Security benefits) to persons in specified
"final average" base salary and years of service classifications.

                                                               YEARS OF SERVICE
                                                     -------------------------------------
                        BASE SALARY                     15           20        25 AND OVER
        -------------------------------------------  --------     --------     -----------
        $100,000...................................  $ 30,000     $ 40,000      $  50,000
         125,000...................................    37,500       50,000         62,500
         150,000...................................    45,000       60,000         75,000
         175,000...................................    52,500       70,000         87,500
         200,000...................................    60,000       80,000        100,000
         225,000...................................    67,500       90,000        112,500
         250,000...................................    75,000      100,000        125,000
         300,000...................................    90,000      120,000        150,000
         400,000...................................   120,000      160,000        200,000
         450,000...................................   135,000      180,000        225,000

     To the extent that benefits cannot be provided under the Pension Plan or certain other retirement plans of the Company because of the limitations imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code on the amount of such benefits payable, any balance of benefits otherwise payable under such plans will be provided by the Company to eligible officers pursuant to a Supplemental Retirement Benefits Plan adopted by the Board of Directors. As of December 31, 1994, Messrs. Finnegan and Colasacco were the only individuals named in the Summary Compensation Table covered by the Supplemental Retirement Benefits Plan.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

     This Report reflects the Company's compensation philosophy and resulting actions taken by the Company for 1994, as shown in the various compensation tables above. The Compensation Committee either approves or recommends to the Board of Directors payment amounts and award levels for Executive Officers of the Company and its affiliates. Directors who were also Executive Officers did not participate in votes concerning their own remuneration or plans under which they were eligible to receive any benefits.

     Compensation of Executive Officers of the Company has been designed generally to (i) compensate officers based upon corporate, business unit and individual performance; (ii) motivate key senior officers to achieve strategic business initiatives and reward them for their achievement; (iii) provide salary arrangements which are comparable to those of the Company's competitors, as described below under "Salary"; and (iv) align the interests of executives with the long-term interests of stockholders through award opportunities that can result in the ownership of Common Stock. The Committee does not at present, however, have any specific target level of Common Stock ownership.

     Generally, (except as noted below with respect to the key executives of USTC's Asset Management Division) as an executive's level of responsibility increases, a greater portion of potential total compensation tends to be based upon performance incentives and less on salary and employee benefits, often causing greater variability in the individual's absolute compensation level from year to year. Generally, the higher one rises in the organization, the greater the mix of compensation shifts to reliance on the Common Stock through stock-based awards. Specific compensation and award levels, however, are not determined by any specific formulas, but rather by the Compensation Committee, using its discretion and considering subjective criteria. Mr. Colasacco and the other key executives of USTC's Asset Management Division are compensated primarily through a cash-based, revenue sharing arrangement which is generally based upon gross revenues earned by the Division. See "Employment Agreements" below with respect to Mr. Colasacco's Employment Agreement.

     At present, executive compensation generally is comprised of salary, cash bonuses (in years in which the Company has, in the discretion of the Compensation Committee, satisfactory net earnings or the individual executive has made an unusual and meaningful contribution to the Company but without applying any specific formula), cash incentive compensation payments, long-term incentive opportunities in the form of stock options and restricted stock. Certain increases or additions to executive compensation require prior regulatory approval under the Company's Regulatory Agreement with the Federal Reserve Bank of Boston and the Massachusetts Commissioner of Banks.

     In 1993, Mr. Sidell ceased to be Chief Executive Officer and was replaced by Mr. Finnegan who was recruited from outside of the Company and who, prior to his arrival at the Company, held no economic interest in the Company's securities. Because of the foregoing, the Compensation Committee granted substantial stock compensation to Mr. Finnegan in 1993 and increased the emphasis of its compensation philosophy upon aligning the economic interests of the most senior Executive Officers with those of the Company's stockholders. This trend continued in 1994 as the Company completed the selection of its senior management group.

GENERAL BACKGROUND

     As indicated in the Five-Year Stockholder Return comparison, which is found at the end of the discussion of Compensation of Executive Officers, the five-year performance (including reinvestment of dividends) of the Company's Common Stock has lagged behind the Standard & Poor's 500 Index, the Keefe, Bruyette & Woods ("KBW") New England Bank Index, the Dow Jones Equity Market Index and the Dow Jones Regional Banks, East Index.

     The following is a discussion of the Compensation Committee's bases for Mr. Finnegan's compensation reported for 1994, and its general policies with respect to the other executive officers named in the Summary Compensation Table. Mr. Finnegan served as Chief Executive Officer throughout 1994.

SALARY

     The Company entered into an Employment Agreement with Mr. Finnegan as of April 1, 1993. The Employment Agreement set Mr. Finnegan's base salary at $300,000. Based upon salary surveys provided to the Compensation Committee, and a certificate provided by the Company's independent employee benefit and compensation consultants, this base salary was and continues to be within the range of base salaries for Chief Executive Officers of other similarly-sized bank holding companies.

     With respect to the compensation of the other executive officers named in the Summary Compensation Table, the Compensation Committee, in addition to other criteria, utilizes industry salary surveys of approximately 35 similarly-sized regional and national bank holding companies in order to determine the range of base salaries for various positions. As a general rule, the Committee has aimed to set executive officer salaries in the 50th to 75th percentile of the range of salaries for comparable positions in this group.

BONUS AWARD

     Mr. Finnegan received a 5,195 share Restricted Common Stock bonus in early 1995 to reflect his performance in 1994 (and which is reflected in the Summary Compensation Table), based upon a subjective determination of the Compensation Committee, considering in particular Mr. Finnegan's success in reducing the nonperforming assets of the Company in 1994. No profit-sharing grant under the UST Corp. Employee Savings Plan (other than the distribution of forfeitures) was made to any employee by the Board of Directors in 1994.

1994 STOCK AWARDS

     The Company's Stock Compensation Plan, approved by stockholders in 1992, permits the granting of several different types of stock-based awards. The Company's 1989 Restricted Stock Bonus Award Program permits the granting of awards of restricted stock. To date, only stock options have been granted to certain Executive Officers and key employees under the 1992 Stock Compensation Plan; all awards of restricted stock have been made under the 1989 Restricted Stock Bonus Award Program. Mr. Finnegan was granted an aggregate of 150,000 options to acquire Common Stock and 60,000 shares of Restricted Common Stock during 1993. In January 1994, the Company also granted Mr. Finnegan options for 200,000 shares of Common Stock. In 1995, the Company granted Mr. Finnegan an additional 5,195 shares of Restricted Common Stock (see "Bonus Award", above). Other than the 5,195 shares of Restricted Common Stock granted in 1995, the compensation awarded to Mr. Finnegan was negotiated by the Company in connection with Mr. Finnegan's assumption of his duties as President and Chief Executive Officer of the Company and his entry into his April 1993 Employment Agreement with the Company. See "Employment Agreements."

REPRICING STOCK OPTIONS AND RELATED COMPENSATION COMMITTEE REPORT

     In December 1989, April 1990, April 1991, and December 1994, the Board of Directors of the Company authorized an option substitution program permitting employees to surrender options with an option price of more than $14.29, $10.00, $6.07, and $9.75, respectively, in exchange for new options. Outstanding options for 149,331, 513,817, 516,502, and 273,500 shares, respectively, were exchanged under the program. Options were exchanged on a one-for-one basis at an option price of $14.29, $10.00, $6.07, and $9.75, respectively, per share, the fair market value of the Company's Common Stock on the date of authorization. The new options vest over periods of up to five years.

     The Company granted options in early 1994 at fair market value exercise prices to a group of its most senior executives, all of whom were and are members of the Executive Policy Committee. Later in 1994, options grants were made to certain managers who report to and are supervised by Executive Policy Committee members. During the intervening period, the market price of the Company's Common Stock declined. In order to motivate highly the senior managers and to enable both levels of managers to work from the same base exercise price, the Compensation Committee decided to reprice the Executive Policy Committee members' early 1994 options to the same lower exercise price granted to managers who report to them. Accordingly, in December 1994 all of the foregoing options were priced at $9.75 per share.

     Provided below is a table setting forth all options held by present or former executive officers repriced by the Company during the past ten years. In some cases the options disclosed have been repriced more than once and, therefore, the aggregate number of options indicated for an officer may be greater than the actual total number of options he or she was granted.

                                                  TEN-YEAR OPTION/SAR REPRICINGS

                                                                                                                 LENGTH OF
                                                                                                                 ORIGINAL
                                                        NUMBER OF                                                 OPTION
                                                        SECURITIES    MARKET PRICE     EXERCISE                    TERM
                                                        UNDERLYING    OF STOCK AT       PRICE                    REMAINING
                                                       OPTIONS/SARS     TIME OF       AT TIME OF      NEW       AT DATE OF
                                                       REPRICED OR    REPRICING OR   REPRICING OR   EXERCISE   REPRICING OR
                                                         AMENDED       AMENDMENT      AMENDMENT      PRICE       AMENDMENT
                   NAME                       DATE         (#)            ($)            ($)          ($)        (MONTHS)
- - ------------------------------------------  --------   ------------   ------------   ------------   --------   -------------
Finnegan, Neal F..........................        --          --              --             --           --         --
  President and Chief Executive Officer

Colasacco, Domenic........................  04-23-90       4,200        $10.0000       $12.3810     $10.0000          7
  Executive Vice President of the Company,  04-16-91       4,200        $ 6.0714       $10.0000     $ 6.0710         47
    and Chairman and President of USTC

Huskins, Jr., Walter E....................  12-06-94       7,700        $ 9.7500       $12.8750     $ 9.7500          0
  Executive Vice President                  12-06-94      22,300        $ 9.7500       $12.8750     $ 9.7500          0
                                            12-06-94      46,000        $ 9.7500       $12.5000     $ 9.7500          0

McAlear, Robert T.........................  04-16-91      15,750        $ 6.0714       $ 9.5238     $ 6.0714         51
  Vice Chairman, USTrust and Executive      12-08-94       6,200        $ 9.7500       $12.8750     $ 9.7500          0
  Vice President of the Company             12-06-94       4,100        $ 9.7500       $12.8750     $ 9.7500          0
                                            12-06-94      20,000        $ 9.7500       $12.5000     $ 9.7500          0

Stevens, Kathie S.........................  12-19-89       4,200        $14.2857       $16.9048     $14.2857         21
  Executive Vice President                  12-19-89       2,100        $14.2857       $18.0952     $14.2857         36
                                            04-23-90       4,200        $10.0000       $14.2857     $10.0000         55
                                            04-23-90       2,100        $10.0000       $14.2857     $10.0000         55
                                            04-16-91       6,300        $ 6.0714       $10.0000     $ 6.0714         47
                                            12-06-94       5,300        $ 9.7500       $12.8750     $ 9.7500          0
                                            12-06-94      19,700        $ 9.7500       $12.8750     $ 9.7500          0
                                            12-06-94      38,000        $ 9.7500       $12.5000     $ 9.7500          0

Armstrong, Katherine C....................  04-16-91       2,100        $ 6.0714       $16.9048     $ 6.0714          5
  Senior Vice President                     04-16-91       1,050        $ 6.0714       $18.0952     $ 6.0714         19
                                            04-16-91         525        $ 6.0714       $14.2857     $ 6.0714         43
                                            12-06-94       7,100        $ 9.7500       $12.8750     $ 9.7500          0
                                            12-06-94       3,200        $ 9.7500       $12.8750     $ 9.7500          0
                                            12-06-94       9,000        $ 9.7500       $12.5000     $ 9.7500          0

Clarke, George T..........................  12-19-89       2,100        $14.2857       $20.3619     $14.2857         39
  Senior Vice President and Controller      12-19-89       1,050        $14.2857       $16.1905     $14.2857         48
                                            04-23-90       2,100        $10.0000       $14.2857     $10.0000         55
                                            04-23-90       1,050        $10.0000       $14.2857     $10.0000         55
                                            04-16-91       3,150        $ 6.0714       $10.0000     $ 6.0714         47

Fischer, Eric R...........................  04-23-90      21,000        $10.0000       $12.8571     $10.0000          8
  Executive Vice President/General Counsel  04-23-90       2,100        $10.0000       $14,2857     $10.0000         54
                                            04-16-91      23,100        $ 6.0714       $10.0000     $ 6.0714         47
                                            12-06-94       5,500        $ 9.7500       $12.8750     $ 9.7500          0
                                            12-06-94       4,800        $ 9.7500       $12.8750     $ 9.7500          0
                                            12-06-94      13,000        $ 9.7500       $12.5000     $ 9.7500          0

Gorin, Norman W...........................  12-19-89      10,500        $14.2857       $18.8095     $14.2857         24
  Senior Vice President                     12-19-89       2,625        $14.2857       $18.0952     $14.2857         36
                                            04-23-90       2,625        $10.0000       $14.2857     $10.0000         55
                                            04-23-90      10,500        $10.0000       $14.2857     $10.0000         55
                                            04-23-90       2,625        $10.0000       $14.2857     $10.0000         55
                                            04-16-91      15,750        $ 6.0714       $10.0000     $ 6.0714         47

Hunt, James K.............................  12-06-94       7,400        $ 9.7500       $13.3750     $ 9.7500          0
  Executive Vice President/Treasurer/CFO    12-06-94      17,600        $ 9.7500       $13.3750     $ 9.7500          0

                                                                                                                 LENGTH OF
                                                                                                                 ORIGINAL
                                                        NUMBER OF                                                 OPTION
                                                        SECURITIES    MARKET PRICE     EXERCISE                    TERM
                                                        UNDERLYING    OF STOCK AT       PRICE                    REMAINING
                                                       OPTIONS/SARS     TIME OF       AT TIME OF      NEW       AT DATE OF
                                                       REPRICED OR    REPRICING OR   REPRICING OR   EXERCISE   REPRICING OR
                                                         AMENDED       AMENDMENT      AMENDMENT      PRICE       AMENDMENT
                   NAME                       DATE         (#)            ($)            ($)          ($)        (MONTHS)
- - ------------------------------------------  --------   ------------   ------------   ------------   --------   -------------
Lerner, Linda J...........................  12-19-89       2,100        $14.2857       $20.3691     $14.2857         39
  Senior Vice President                     12-19-89       2,625        $14.2857       $16.9048     $14.2857         49
                                            04-23-90       2,625        $10.0000       $14.2857     $10.0000         55
                                            04-23-90       2,100        $10.0000       $14.2857     $10.0000         55
                                            04-23-90       2,625        $10.0000       $14.2857     $10.0000         55
                                            04-16-91       7,350        $ 6.0714       $10.0000     $ 6.0714         47
                                            12-06-94       7,000        $ 9.7500       $12.8750     $ 9.7500          0
                                            12-06-94       3,300        $ 9.7500       $12.8750     $ 9.7500          0
                                            12-06-94       9,000        $ 9.7500       $12.5000     $ 9.7500          0

Sullivan, Kenneth L.......................  12-19-89      10,500        $14.2857       $16.1905     $14.2857         48
  President, UST Data Services              04-23-90       5,250        $10.0000       $14.2857     $10.0000         55
                                            04-23-90      10,500        $10.0000       $14.2857     $10.0000         55
                                            04-16-91      15,750        $ 6.0714       $10.0000     $ 8.0714         47
                                            12-08-94       6,200        $ 9.7500       $12.8750     $ 9.7500          0
                                            12-08-94       4,100        $ 9.7500       $12.8750     $ 8.7500          0
                                            12-08-94       2,000        $ 9.7500       $12.5000     $ 9.7500          0

Brooks, William C.........................  04-23-90       6,300        $10.0000       $16.9048     $10.0000         16
  Former Senior Vice President/CFO          12-19-89       2,100        $14.2857       $18.0952     $14.2857         36
                                            04-23-90       2,100        $10.0000       $14.2857     $10.0000         55
                                            04-16-91       8,400        $ 6.0714       $10.0000     $ 6.0714         47

Healey, Harry W...........................  04-23-90       4,200        $10.0000       $12.3810     $10.0000          7
  Former Executive Vice President

Morse, Alan R.............................  04-23-90       5,250        $10.0000       $14.2857     $10.0000         55
  Former Chairman of the Board of USTC      04-16-91       5,250        $ 6.0714       $10.0000     $ 6.0714         47

Morse, Frank A............................  04-23-90       4,200        $10.0000       $12.3810     $10.0000          7
  Former President, UST Bank/CT             12-19-89       6,300        $14.2857       $16.9048     $14.2857         21
                                            12-19-89       2,100        $14.2857       $18.0952     $14.2857         36
                                            04-23-90       2,100        $10.0000       $14.2857     $10.0000         55
                                            04-23-90       6,300        $10.0000       $14.2857     $10.0000         55
                                            04-23-90       2,100        $10.0000       $14.2857     $10.0000         55
                                            04-16-91      14,700        $ 6.0714       $10.0000     $ 6.0714         47

Shediac, Theodore M.......................  04-23-90       2,625        $10.0000       $14.2857     $10.0000         55
  Former Chairman of the Board of USTrust   04-16-91       2,265        $ 6.0714       $10.0000     $ 6.0714         47
                                            04-16-91      15,750        $ 6.0714       $ 9.5238     $ 6.0714         51

Sidell, James V...........................  04-23-90       5,250        $10.0000       $11.4286     $10.0000         59
  Former President of the Company           04-16-91       5,250        $ 6.0714       $10.0000     $ 6.0714         47

Siskind, Paul M...........................  04-23-90       5,250        $10.0000       $11.4286     $10.0000         59
  Former Chairman of the Board              04-16-91       5,250        $ 6.0714       $10.0000     $ 6.0714         47
  of the Company

Sullivan, Quinlan J.......................  04-16-91       6,300        $ 6.0714       $ 8.2540     $ 6.0714          0
  Former Executive Vice President           04-23-90       5,250        $10.0000       $14.2857     $10.0000         55
                                            04-16-91       6,250        $ 6.0714       $10.0000     $ 6.0714         47

Truslow, Robert G.........................  04-23-90      31,500        $10.0000       $10.1206     $10.0000          4
  Former President, USTC                    04-23-90       5,250        $10.0000       $14.2857     $10.0000         55
                                            04-16-91      36,750        $ 6.0714       $10.0000     $ 6.0714         47

LIMITATION ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Internal Revenue Code was amended in 1993 to disallow deductions on annual compensation in excess of $1,000,000 for certain executives of public companies, beginning in 1994. The Compensation Committee accordingly amended the Stock Compensation Plan, imposing a per-employee limit on annual grants, which was approved by the Company's Stockholders at the 1994 Annual Meeting. The Compensation Committee has caused all of the Company's employee benefit plans to be reviewed with respect to this matter and it appears that the short-term impact of this law on the Company is not likely to be material. The Compensation Committee is monitoring the impact of this law on an annual basis, taking into consideration both the benefits of favorable tax treatment for the Company, and the necessity for the Compensation

Committee to have the discretion to take appropriate steps to further its executive compensation philosophy and honor existing contractual obligations.

     This Report was submitted by the Compensation Committee which is comprised of the following Directors, none of whom are full-time employees of the Company or any of its subsidiaries:

Paul D. Slater, Chairman
Robert L. Culver
Wallace M. Haselton
Francis X. Messina

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1994, the following persons served for a portion or all of the year on the Compensation Committee: Robert L. Culver, Wallace M. Haselton, Francis X. Messina, and Paul D. Slater.

     Officers and Directors of the Company, and their associates, are customers of the Company and its subsidiaries and, as such, may have obtained loans and loan commitments in excess of $60,000. All such loans and loan commitments outstanding since the beginning of the last fiscal year, other than as noted below, were made in the ordinary course of business by the Company's banking subsidiaries and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable terms.

     The members of the Compensation Committee, and their respective associates, may have had an interest in certain transactions involving the Company or its subsidiaries during 1994. In addition to loan transactions and other customer transactions, during the past fiscal year the Company and its subsidiaries have used products or services of, and have had other transactions with, various organizations with which officers and Directors of the Company are affiliated. The amounts involved have in no case been material in relation to the business of the Company and its subsidiaries and it is believed that they have not been material in relation to the business of such other organizations or to the individuals concerned. It is expected that in the future the Company and its subsidiaries will continue to have transactions similar to those described in this paragraph.

     At December 31, 1994, loans to Director Messina or to his affiliated companies in the amount of approximately $14 million were characterized as Substandard, in the Company's internal risk rating profile. Such loans, at their highest point in 1994, aggregated approximately $25 million. Under the Company's definition, Substandard Assets are characterized by the distinct possibility that some loss will be sustained if the credit deficiencies are not corrected. However, the Substandard classification does not necessarily imply ultimate loss for each individual asset so classified. All loans to Director Messina are variable rate loans. Interest rates on these loans range from USTrust's base rate plus 1/2% to its base rate plus 1%.

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following table compares the total return on the Company's Common Stock over the last five years to the Keefe, Bruyette & Woods ("KBW") New England Bank Index, the Standard & Poor's 500 Index ("S&P 500"), the Dow Jones Equity Market Index and the Dow Jones Regional Banks, East Index. The Dow Jones Regional Banks, East Index is comprised of approximately 15 of the largest regional banks headquartered in the Mid-Atlantic and New England states. The KBW New England Bank Index is comprised of approximately 18 commercial and savings banks located within the five New England states and ranging in asset size from approximately $400 million to $3 billion. The Company has decided to include comparisons to this index, which only first became available in 1994, because it provides a closer comparison to the Company as it is entirely an index of smaller New England banks and bank holding companies with similar geographical, size and market characteristics. Most banks that use the KBW New England Bank Index also compare themselves to the S&P 500. Total return values for these indices were calculated based on cumulative total return values, assuming reinvestment of dividends.

                          COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                          Among UST Corp., Standard Poor's 500 Index
                                  KBW New England Bank Index
                                Dow Jones Equity Market Index
                           and Dow Jones Regional Banks, East Index
                                Fiscal Year Ending December 31

                                         1989      1990     1991     1992     1993     1994
UST Corp.                               $100.00   $50.00  $ 51.00   $ 70.00  $ 78.00  $ 75.00
Standard & Poor's 500                   $100.00   $97.00  $126.00   $136.00  $149.00  $149.00
KBW New England Bank Index              $100.00   $50.00  $ 88.00   $155.00  $207.00  $208.00
Dow Jones Equity Market Index           $100.00   $96.00  $127.00   $138.00  $152.00  $153.00
Dow Jones Regional Banks, East Index    $100.00   $56.00  $103.00   $149.00  $156.00  $150.00


                             EMPLOYMENT AGREEMENTS

     Mr. Finnegan, President and Chief Executive Officer of the Company, has an Employment Agreement with the Company dated as of April 1, 1993, which has been amended twice to reflect additions to and changes in the terms of his stock compensation. The Employment Agreement has a three year term and provides that Mr. Finnegan will serve as Chief Executive Officer of the Company. Mr. Finnegan is paid a base salary of $300,000 per annum, is eligible for discretionary bonuses and is entitled to fringe benefits available to senior executives. Mr. Finnegan has received under the Employment Agreement, as amended, 60,000 shares of Restricted Common Stock which vest over a three-year period and an aggregate of 350,000 options to acquire the Company's Common stock at the exercise prices shown in the tables above. In addition, in January 1995, as noted above, Mr. Finnegan was granted 5,195 additional shares of Restricted Common Stock. Mr. Finnegan has agreed to a non-competition provision in the Agreement. In the event of a Change-in-Control of the Company during the term of the Employment Agreement, Mr. Finnegan may elect (i) to terminate this Agreement and receive a payment equal to 100% of his "base amount" as defined under Section 280G(b)(3) of the Internal Revenue Code or, (ii) should his termination be involuntary, to sue for damages. Should Mr. Finnegan have any unvested shares of Restricted Stock or stock options at the time of a Change-in-Control, the higher the per share price paid by the acquiror in the Change-in-Control, the greater the number of shares and rights held by Mr. Finnegan which will be accelerated.

     Mr. Colasacco, Executive Vice President of the Company and Chairman and President of USTC, has entered into an Employment Agreement with USTC and joined in by the Company, dated as of January 1, 1995, which remains subject to regulatory approval. The Employment Agreement has a two and one-half year original term and (unless terminated by Mr. Colasacco by giving the Company and USTC six months prior notice) successive six month renewal terms thereafter. In the event, however, that a Triggering Event or change in ownership of USTC or the Company (as defined in the Employment Agreement) occurs during the original term or a renewal term, a new, approximately three-year term will be triggered and Mr. Colasacco will receive in exchange for an extension of his employment period and the related noncompetition agreement, the portion allocated to him of a Formula Payment, as defined in the Employment Agreement, based upon USTC's Asset Management Division's revenues during the year preceding the Triggering Event. Mr. Colasacco's current base salary is $225,375 per annum. Under the Employment Agreement, the key managers of the Asset Management Division of USTC, currently five in number, will receive an aggregate share of the Division's revenues and will determine as a group the share of revenues allocated to individual managers, including Mr. Colasacco. The key manager group, subject to generation of adequate revenues, is also empowered to change Mr. Colasacco's base annual salary.

     Mr. Huskins, Executive Vice President/Administration of the Company, entered into a two-year Employment Agreement with the Company, dated October 24, 1994. Under the terms of the Employment Agreement, Mr. Huskins is paid a base salary of $200,000 per annum, is eligible for discretionary bonuses and is entitled to fringe benefits available to senior executives. Since joining the Company in 1993, Mr. Huskins has also received an aggregate of 12,000 shares of Restricted Common Stock and aggregate options to purchase 76,000 shares of the Company's Common Stock at an average purchase price of $9.75 per share. Under the terms of the Employment Agreement, Mr. Huskins has also agreed to certain noncompetition and confidentiality provisions. In addition, under the Employment Agreement, in the event there is a change-of-control of the Company (as defined in the Employment Agreement) and Mr. Huskins is not offered continued employment in a similar position with the successor entity, Mr. Huskins will be entitled to a severance payment equal to two times his then current annual base salary plus his cash bonus for the then most recent year.

     Mr. McAlear, Executive Vice President/Controlled Loans of the Company and Vice Chairman of USTrust, entered into an Employment Agreement with the Company, dated July 11, 1990. The Employment Agreement currently runs year-to-year and is terminable on each August 31, but only upon six months' prior written notice of termination given by the Company. Under the terms of the Employment Agreement, Mr. McAlear is paid a base salary of $200,000 per annum, is eligible for discretionary bonuses and is entitled to fringe benefits available to senior executives. Since joining the Company in 1990, Mr. McAlear has also received an aggregate of 9,000 shares of Restricted Common Stock and aggregate options to purchase 46,050 shares of the Company's Common Stock at an average purchase price of $8.4919 per share. Under the terms of the Employment Agreement, Mr. McAlear has also agreed to certain noncompetition and confidentiality provisions. In addition, under the Employment Agreement, in the event there is a change-of-control of the Company (as defined in the Employment Agreement) and Mr. McAlear is not offered continued employment in a similar position with the successor entity, Mr. McAlear will be entitled to a severance payment equal to two times his then current annual base salary plus his cash bonus for the then most recent year.

                     CERTAIN TRANSACTIONS AND INDEBTEDNESS

     As described above under "Compensation Committee Interlocks and Insider Participation," the Company and its subsidiaries had certain lending and other transactions and relationships with directors, officers and 5% stockholders of the Company, and their associates, during 1994.

                    APPROVAL OF AMENDMENTS TO THE COMPANY'S
                            STOCK COMPENSATION PLAN
                                (NOTICE ITEM 2)

     The Board of Directors by vote on November 15, 1994 adopted, subject to approval by the stockholders, an amendment and restatement of the Company's Stock Compensation Plan (as amended and restated, the "Stock Compensation Plan"). Stockholders are being requested to approve the Stock Compensation Plan at the Annual Meeting. THE FOLLOWING SUMMARY OF THE STOCK COMPENSATION PLAN IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF THE STOCK COMPENSATION PLAN THAT APPEARS AS EXHIBIT A ATTACHED TO THIS PROXY STATEMENT.

     The Stock Compensation Plan provides for the granting of Incentive Stock Options (ISOs), Nonqualified Stock Options (nonstatutory options or NSOs), and Restricted Stock Awards, or a combination of the foregoing, and is administered by the Compensation Committee of the Board of Directors. The Stock Compensation Plan is intended to encourage officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the growth and/or profitability of the business of the Company or its subsidiaries to expend special efforts to increase stockholder value. As of December 31, 1994, approximately 870 employees were eligible to receive awards under the Stock Compensation Plan. On April 7, 1995, the closing price of the Company's Common Stock was $10.875.

     Shares of Common Stock issued under the Stock Compensation Plan may be authorized but previously unissued shares, or treasury shares. The maximum number of shares reserved and available for awards made under the Stock Compensation Plan in any calendar year is equal to 1 1/4% of the total number of shares of Common Stock outstanding as of the beginning of that year (increased by 350,000 for 1994), plus any unused portion of the annual limit from prior years, including years prior to the 1994 amendment and restatement. No more than 1,000,000 shares of Common Stock may be issued pursuant to the exercise of ISOs. Also, no participant in the Stock Compensation Plan may be awarded, in any calendar year, beginning in 1995, stock options covering more than 175,000 shares. (For 1994, an aggregate limit per individual grant of 400,000 shares applied with respect to awards of all types under the Stock Compensation Plan.) For purposes of the 175,000 share annual grant limit, the repricing of a stock option is treated as a new award. The 175,000 share annual grant limit is intended to comply with Section 162(m)(4)(C) of the Internal Revenue Code (the "Code") (which generally exempts from the tax-deduction limitations of Section 162(m) certain performance-based compensation), and is to be construed accordingly. The share limits described above, and the terms of awards, are subject to adjustment in the event of certain mergers, stock dividends, or other changes in the corporate structure affecting the Common Stock and in certain other cases, subject to continued qualification of the Stock Compensation Plan and awards under relevant provisions of the Code. In the event a stock option awarded under the Stock Compensation Plan expires or is otherwise terminated without being exercised, or shares of Restricted Stock awarded under the Stock Compensation Plan are forfeited, the shares of Common Stock underlying such stock option or the forfeited shares of Restricted Stock, as the case may be, will again be available for issuance in connection with future awards under the Stock Compensation Plan.

STOCK OPTIONS

     The Stock Compensation Plan permits awards of both ISOs and NSOs. Stock options granted under the Stock Compensation Plan are NSOs unless specifically designated as ISOs. ISOs granted under the Stock Compensation Plan are nontransferable (other than by will or the laws of descent and distribution); NSOs are transferable only to the extent permitted by the Committee and consistent with continued exemption under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The exercise price of ISOs cannot be less than the fair market value of the Common Stock on the date of grant. The maximum term of any stock option granted under the Stock Compensation Plan is ten years. Subject to these limitations, the exercise price and term of stock options granted under the Stock Compensation Plan are fixed by the Committee. The Committee likewise determines when stock options will be exercisable and may accelerate the exercisability of options at any time. The exercise price of stock options granted under the Stock Compensation Plan may be paid in cash or by check, by the surrender of previously acquired shares of Common Stock, by the delivery of irrevocable instructions to the participant's broker to deliver promptly the amounts of sales proceeds required to pay the exercise price, or by any combination of these methods.

     In general, stock options granted under the Stock Compensation Plan expire (to the extent not yet exercisable) upon termination of the participant's employment for any reason. Any remaining portion of the participant's option remains exercisable for up to an additional year in the event of disability or death, or an additional three months in other cases, unless the participant was terminated for cause. However, no portion of a stock option may be exercised beyond its original term.

RESTRICTED STOCK

     The Committee may also grant Restricted Stock Awards under the Stock Compensation Plan. Except as otherwise determined by the Committee, shares of Restricted Stock are forfeitable to the Company if the participant's employment terminates prior to the lapsing of the restrictions specified in connection with the award. Awards may include, without limitation, restrictions that lapse with the passage of time and restrictions that lapse upon the attainment of specified performance objectives. The Committee will determine the terms of Restricted Stock Awards, including the price (if any) to be paid for the shares and other relevant terms. During the restricted period, a participant has the right to vote his or her shares of Restricted Stock and to receive any dividends or distributions on those shares.

OTHER

     In the event of a change of control of the Company, as defined, outstanding stock options will become exercisable and outstanding shares of Restricted Stock will become free of restrictions. Unless provision is made in connection with the transaction for the substitution of options, holders of stock options awarded under the Stock Compensation Plan will have the right, in connection with the change of control, to relinquish their stock options in exchange for an amount equal to the difference between the "change of control price" and the option exercise price. For this purpose, the "change of control" price for NSOs will be the highest transaction price paid over the 60-day period culminating in the change of control, and for ISOs will be fair market value on the date of the change of control.

     Participants must make arrangements satisfactory to the Company for the payment of withholding taxes due in connection with the vesting or exercise of awards.

     The Board of Directors may amend or discontinue the Stock Compensation Plan at any time. Amendments are subject to stockholder approval to the extent necessary to preserve the qualification of the Stock Compensation Plan under the Code or under Rule 16b-3 promulgated under the Exchange Act. Consistent with the terms of the Stock Compensation Plan, the Committee may amend the terms of any award, subject to participant consent if the amendment would impair the participant's rights under the award.

FEDERAL INCOME TAX EFFECTS

     The following description summarizes the federal income tax consequences associated with stock options granted under the Stock Compensation Plan.

     A participant will not have taxable income at the time of grant or exercise of an ISO, although the exercise of an ISO may in some cases result in liability for the alternative minimum tax. If the participant sells shares acquired upon exercise of an ISO after holding the shares for at least one year after exercise and at least two years from date of grant, any gain or loss recognized upon the sale will be a long-term capital gain or loss. No deduction will be available to the Company. If the participant disposes of the shares before either of these holding periods has been met, he or she will have ordinary income at the time of disposition equal, in general, to the amount by which the fair market value of the shares at time of exercise exceeded the exercise price. The Company may claim a corresponding deduction. If the shares are sold for more than their value at exercise, the additional gain will be taxed as capital gain (long-term or short-term depending on how long the shares have been held). With some exceptions, if the shares are sold for less than what they were worth at time of exercise, the participant's ordinary income (and the deduction available to the Company) will be limited to the total gain on sale, if any.

     A participant who is granted an NSO will have no taxable income at the time of grant but will realize income (wages) subject to withholding in connection with the exercise of the option. A corresponding deduction will be available to the Company. In general, the income and deduction associated with exercise will be taken into account at time of exercise and will equal the excess of the fair market value of the Stock at that time over the exercise price. However, in the case of a participant subject to Section 16(b) of the Exchange Act who exercises an NSO within six months of the date of grant, the income associated with exercise will be realized and measured six months after the date of grant unless the participant makes an election to recognize such income immediately. The availability of a deduction will be similarly deferred. If a participant who has exercised an NSO later sells shares acquired upon exercise, any gain or loss recognized in the sale will be a capital gain or loss (long-term or short-term depending on how long the shares have been held) for which the Company and its subsidiaries will not be entitled to a deduction.

     Section 162(m) of the Code limits to $1 million the deduction a public corporation may claim for annual remuneration paid to any of its top five officers. The deduction limitation is subject to a number of exceptions, including an exception for performance-based compensation. Stock options granted under the Stock Compensation Plan are intended to qualify for the performance-based exception to the Section 162(m) limitation. Restricted Stock Awards under the Stock Compensation Plan do not qualify for the exception.

     The deduction the Company may claim in connection with the exercise or vesting of awards under the Plan may be limited in the event of special vesting upon a change of control of the Company, or in the event awards are deemed to have been granted in connection with such a change of control.

     RECOMMENDATION OF YOUR BOARD OF DIRECTORS "FOR" THIS PROPOSAL

     The Board of Directors believes that the approval of the amended and restated Stock Compensation Plan will promote the interests of the Company and the stockholders and help the Company and its subsidiaries to attract and retain qualified employees. Accordingly, the Board of Directors recommends that the stockholders vote "FOR" the proposal to approve the amended and restated Stock Compensation Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

     To approve the amended and restated Stock Compensation Plan, the vote of holders of a majority of the shares present or represented and entitled to vote on the proposal at the meeting is required. An abstention will have the effect of a vote against the proposal, while a broker non-vote (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will have no effect on the outcome.

                  OPTION GRANTS UNDER STOCK COMPENSATION PLAN

     As of March 17, 1995, options for the purchase of a total of 901,900 shares of Common Stock were outstanding under the Plan (of which 465,860 were exercisable as of such date), and an additional 229,864 shares remained available for grant in 1995 under the Plan. The closing price of the Company's
Common Stock at March 17, 1995 was $10.875 per share. The following table sets forth information as of March 17, 1995, with respect to stock options which have been received since the Stock Compensation Plan was adopted by the Company by
(i) each of the Company's Chief Executive Officer and the other executive officers of the Company named in the Summary Compensation Table, (ii) each of the nominees for election as a director, (iii) all current executive officers of the Company as a group, (iv) all current directors of the Company other than those who are executive officers, as a group, and (v) all employees of the Company, excluding executive officers, as a group. To date, no options have been granted based upon the proposed amendments to the Plan.

                                                                                 OPTIONS
                                 NAME AND POSITION                               (SHARES)
                                 -----------------                               --------
    Neal F. Finnegan...........................................................   350,000
      President and Chief Executive Officer of the Company; Chairman, President
         and Chief Executive Officer of USTrust
    Domenic Colasacco..........................................................        --
      Executive Vice President of the Company; Chairman and President, USTC
    Walter E. Huskins, Jr......................................................    76,000
      Executive Vice President/Administration of the Company, USTrust and UST
      Bank/Connecticut
    Robert T. McAlear..........................................................    30,300
      Executive Vice President/Controlled Loans of the Company; Vice Chairman
      of USTrust
    Kathie S. Stevens..........................................................    67,000
      Executive Vice President and Senior Lending Officer of the Company and of
      USTrust
    Robert L. Culver...........................................................        --
    Walter A. Guleserian.......................................................        --
    Wallace M. Haselton........................................................        --
    Paul D. Slater.............................................................        --
    All current executive officers as a group..................................   627,600
    All current directors of the Company, excluding executive officers, as a
      group....................................................................        --
    All employees of the Company, excluding executive officers, as a group.....   274,300

                APPROVAL OF 1995 STOCK OPTION PLAN FOR DIRECTORS
                                (NOTICE ITEM 3)

     The Company's 1995 Stock Option Plan for Directors (the "Director Option Plan") was adopted by the Board of Directors of the Company on March 21, 1995. As noted above, the 1989 Director Stock Option Plan expired on March 18, 1995. The Director Option Plan is designed to advance the Company's interest by enhancing its ability and the ability of its largest subsidiary bank to attract and retain non-employee directors and to align the interests of those directors more closely with stockholders. Stockholders of the Company are being requested to approve the Director Option Plan at the Annual Meeting. The following summary of the Director Option Plan is qualified in its entirety by the full text of the Director Option Plan that appears as Exhibit B attached to this Proxy Statement.

     Pursuant to the Director Option Plan, directors eligible to receive option grants under the Plan ("eligible directors") shall be (a) those directors (including honorary but not including emeritus directors) of the Company who are not employees of the Company or of any subsidiary of the Company, and (b) those directors (not including honorary or emeritus directors) of USTrust who are not employees of the Company or of any subsidiary of the Company. For currently serving eligible directors the grant will be made on the date of the 1995 Annual Meeting. Individuals elected to serve as eligible directors in the future will receive a grant at the annual meeting of shareholders at which they are elected or, in the case of any eligible director elected by the board, at the annual meeting of shareholders immediately following such election. The number of shares subject to each grant will be as follows: (i) 7,500 in the case of an eligible director (other than an honorary director of the Company) who serves both as a director of the Company and as a director of USTrust; (ii) 5,100 in the case of an eligible director who serves as a director of the Company (other than an honorary director of the Company) but who does not serve as a director of USTrust; (iii) 4,500 in the case of an eligible director who serves as an honorary director of the Company; and (iv) 3,000 in the case of any eligible director who is a director of USTrust but who does not serve (other than as an honorary director of the Company) as a director of the Company. An eligible director who is described in both (iii) and (iv) will thus be eligible to receive 7,500 options. The following directors are currently the only eligible directors and, assuming continued eligibility and approval of the Director Option Plan by the shareholders, and with respect to Ms. Pryor and Mr. Sidell, subject to regulatory clearance, would receive options as follows:
Messrs. Culver, Guleserian, Haselton, Hotarek, Messina, Miller, Ridge, Sidell, Slater, and Verrochi and Ms. Pryor and Ms. Sidell: options for 7,500 shares each; Messrs. Schwartz and Sheldon: options for 5,100 shares each; and Messrs. Coard, DerKazarian, Dolben, Guzovsky, Sullivan, and Weiner: options for 3,000 shares each.

     The exercise price of each option will be the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash or check acceptable to the Company, by tendering shares of Common Stock, by delivering an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price, or by any combination of the foregoing. Each option will be non-transferable except upon death, will expire five (5) years after the date of grant and will become exercisable on the third anniversary of the date of grant. However, the option may become exercisable earlier than the third anniversary of the date of grant in the following cases: upon a change in control, retirement at or after age 65, or permanent disability, or in installments upon attainment of specified share-price targets, as follow: as to one-third of the shares if the Common Stock maintains a value over ten consecutive trading days that is at least $3.00 higher than the grant-date value; as to an additional one-third of the shares if the Common Stock maintains a value over ten consecutive trading days that is at least $6.00 higher than the grant-date value; and as to the remainder of the shares if the Common Stock maintains a value over ten consecutive trading days that is at least $9.00 higher than the grant-date value. If the director's service as a director terminates for any reason other than death, retirement at or after age 65, or permanent disability, any unvested portion of his or her option will immediately expire. Any vested options will remain exercisable for a period of one year following retirement (at or after age 65) or permanent disability or three months following other termination of the individual's status as a director, except that the vested portion of any option will remain exercisable for one year following death. In no event, however, will any option granted under the Director Option Plan remain exercisable beyond the fifth anniversary of the date of grant. Upon a merger in which the Company is not the surviving corporation or that results in the acquisition of all of the Company's stock or a sale of all or substantially all of the Company's assets, or a dissolution or liquidation of the Company, all options not at the time exercisable will become immediately exercisable and will terminate upon the consummation of the transaction. A total of 150,000 shares of Common Stock has been reserved for issuance under the Director Option Plan, subject to adjustment for stock splits and similar events.

FEDERAL INCOME TAX EFFECTS

     For federal income tax purposes, options under the Director Option Plan are treated as nonstatutory options, not as "incentive stock options." An eligible director will not have taxable income at time of grant but will realize income (and the corporation for which he or she serves as a director will in general be entitled to claim a deduction) in connection with the exercise of the option. In general, the income and deduction associated with exercise will be taken into account at time of exercise and will equal the excess of the fair market value of the Common Stock at that time over the exercise price. If a director who has exercised an option under the Director Option Plan later sells shares acquired upon exercise, any gain or loss recognized in the sale will be a capital gain or loss (long-term or short-term depending on how long the shares have been held) for which the Company and its subsidiaries will not be entitled to a deduction.

RECOMMENDATION OF YOUR BOARD OF DIRECTORS "FOR" THIS PROPOSAL

     The Board of Directors believes that the adoption of the Director Option Plan will promote the interests of the Company and the stockholders and help the Company and its largest subsidiary bank to attract and retain qualified non-employee directors. Accordingly, the Board of Directors has approved the adoption of the Director Option Plan and recommends that the stockholders vote "FOR" the proposal to adopt the Director Option Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

     To approve the Director Option Plan, the vote of holders of a majority of the shares present or represented and entitled to vote on the proposal at the meeting is required. An abstention will have the effect of a vote against the proposal, while a broker non-vote (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and
(ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will have no effect on the outcome.

                       EXECUTIVE OFFICERS OF THE COMPANY

EXECUTIVE POLICY COMMITTEE

     In 1987, the Board of Directors of the Company created an Executive Policy Committee which is the primary management forum of the Company for all strategic and policy decisions. All decisions of the Executive Policy Committee are subject to the review and approval of the Board of Directors of the Company. The Executive Policy Committee has been directed by the Board of Directors to make recommendations to the Board concerning adoption of policies, strategies and programs concerning the following, among other matters: (a) acquisitions and dispositions of corporate entities, assets and/or investments; (b) the issuance of equity and/or debt; (c) engaging in new business activities; (d) the hiring, termination, training and motivation of senior management; (e) the development of marketing programs concerning financial services; (f) improvements to operations, service delivery and implementation of procedures for cost control;
(g) improvements to the financial reporting and financial control systems; (h) improvements to the business information systems; and (i) improvements concerning risk management and legal and regulatory compliance programs. As of April 20, 1995, there were 10 members of the Executive Policy Committee. The members of the Committee are identified and the background of each Committee member is set forth below under "Executive Officers."

EXECUTIVE OFFICERS

     The names and ages of the executive officers of the Company and each executive officer's position with the Company and its subsidiaries are listed below. Each such executive officer is elected annually by the Directors of the Company (or the Directors of the applicable subsidiary of the Company) and serves until his or her successor is duly chosen and qualified or until his or her earlier death, removal or disqualification.

                                            POSITIONS AND OFFICES WITH THE COMPANY
                                           (AND/OR WHERE APPROPRIATE, POSITION WITH
         NAME (AGE)                           ONE OF THE COMPANY'S SUBSIDIARIES)
         ----------             --------------------------------------------------------------
*Neal F. Finnegan (57)          President and Chief Executive Officer and Director of the
                                Company and Chairman, President and Chief Executive Officer of
                                USTrust; Chairman of the Executive Committee of USTC

*Walter E. Huskins, Jr. (55)    Executive Vice President/Administration of the Company,
                                USTrust and UST Bank/Connecticut; Chairman and President of
                                UST Leasing Corporation; Director, UST Bank/Connecticut

*Domenic Colasacco (46)         Executive Vice President/Trust and Asset Management of the
                                Company and Chairman and President of USTC

*Eric R. Fischer (49)           Executive Vice President, General Counsel and Clerk of the
                                Company and Executive Vice President, General Counsel and
                                Secretary of USTrust and USTC

*James K. Hunt (51)             Executive Vice President, Treasurer, and Chief Financial
                                Officer of the Company and USTrust

*Linda J. Lerner (50)           Senior Vice President/Human Resources of the Company, USTrust
                                and USTC

*Robert T. McAlear (52)         Executive Vice President/Controlled Loans of the Company and
                                Vice Chairman and Director of USTrust

*Kathie S. Stevens (44)         Executive Vice President and Senior Lending Officer of the
                                Company and Executive Vice President, Senior Lending Officer
                                and Director of USTrust

*Kenneth L. Sullivan (58)       Senior Vice President/Operations of the Company and President,
                                UST Data Services Corp.

*Katharine C. Armstrong (50)    Senior Vice President/Credit Administration of the Company and
                                of USTrust
 George T. Clarke (48)          Senior Vice President and Controller of the Company

- - ---------------
* Member, Executive Policy Committee

     The following sets forth the principal occupation during the past five years of each of the executive officers of the Company.

     Mr. Finnegan has served as President and Chief Executive Officer of the Company since April 1993. During the prior five years, Mr. Finnegan was Executive Vice President in charge of Private Banking at Bankers Trust Company, New York, New York. From 1986 to 1988, Mr. Finnegan was President and Chief Operating Officer of Bowery Savings Bank in New York City. From 1982 to 1986 he was Vice Chairman of Shawmut Corporation in Boston. Mr. Finnegan also serves as Vice Chairman of the Board of Trustees of Northeastern University. Mr. Finnegan is also Chairman, President and Chief Executive Officer of USTrust and a Director and Chairman of the Executive Committee of USTC.

     Mr. Huskins was elected Executive Vice President/Administration of the Company in August 1993. Mr. Huskins is also responsible for the leasing and retail banking activities of the Company. Prior to joining the Company, Mr. Huskins served as President, Sterling Protection Company, Watertown, MA (security systems) from 1990 to 1993 and as Vice Chairman of Chancellor Corporation, Boston, MA (leasing) from 1977 to 1989. Mr. Huskins also serves as a Director of UST/Conn and as Chairman of the Board and President of UST Leasing Corporation.

     Mr. Colasacco was elected Executive Vice President and a Director of the Company in 1990. In 1993, he was also elected Chairman of the Board and President of USTC. Prior to that time, he served as an Executive

Vice President of USTC. He also directs the trust and asset management and investment activities of the Company and its subsidiaries. Mr. Colasacco has been an officer of the Company or of one of its subsidiaries since 1974.

     Mr. Fischer was elected Executive Vice President, General Counsel and Clerk of the Company in 1992. Prior to 1992, he served as Senior Vice President, General Counsel and Assistant Clerk of the Company. Before joining the Company in 1986, he served as Assistant General Counsel of Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston. Mr. Fischer is, and has been since 1984, a member of the faculty of the Morin Center for Banking Law Studies of Boston University School of Law. He also serves as Executive Vice President, General Counsel and Secretary of USTC and USTrust, and as Assistant Secretary of UST Bank/Conn.

     Mr. Hunt was elected Executive Vice President, Treasurer and Chief Financial Officer of the Company and of USTrust in July 1994. Prior to joining the Company, Mr. Hunt served as Executive Vice President at Peoples Bancorp of Worcester, Inc., Worcester, Massachusetts, from August 1987 through May 1994.

     Ms. Lerner has served as Senior Vice President of the Company since she joined the Company in 1988. She directs the Human Resources activities of the Company. Prior to her joining the Company, Ms. Lerner served in a similar capacity for the Provident Institution for Savings in Boston.

     Mr. McAlear was elected Executive Vice President/Controlled Loans of the Company in 1994. He has served as Vice Chairman and Director of USTrust since he joined the Company in 1990. His primary responsibilities involve the supervision of the controlled loan and real estate lending and workout functions of USTrust and the Company. Prior to 1990, Mr. McAlear served as an Executive Vice President in the lending area of the Bank of New England.

     Ms. Stevens was elected Executive Vice President and Senior Lending Officer and a Director of USTrust in 1993. Since joining the Company in 1985 and until 1993, Ms. Stevens served in the commercial banking function of USTC as Senior Vice President from 1985 through 1990 and as Executive Vice President from 1990 until 1993.

     Mr. Sullivan has served as Senior Vice President/Operations of the Company since 1994 and President of UST Data Services Corp. since he joined the Company in 1988. In those capacities, he has responsibility for the data processing and information systems of the Company as well as for its operations activities. Prior to 1988, Mr. Sullivan served as Executive Vice President of Operations with BayBanks Systems, Inc. in Waltham, MA.

     Ms. Armstrong was named Senior Vice President/Credit Administration of the Company and USTrust in February 1994. She has served in the credit administration and credit risk control functions of USTC from 1985 until the end of 1992. At that time, she assumed similar responsibilities at USTrust. Ms. Armstrong is the Chairman of the Senior Credit Committee of the Company, USTrust and UST Bank/Connecticut.

     Mr. Clarke was elected Senior Vice President and Controller of the Company in 1994. Prior to 1994 he served as Vice President and Controller of the Company since 1988. Before joining the Company, Mr. Clarke was Deputy Comptroller of The First National Bank of Boston.

     There are no arrangements or understandings between any executive officer and any other person pursuant to which he or she was selected as an executive officer.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Arthur Andersen LLP, independent public accountants, as auditors of the Company for 1995. The Company has been advised by such firm that neither it nor any member or associate of such firm has any relationship with the Company or with any of its affiliates other than as independent accountants and auditors. Arthur Andersen LLP have served as the Company's independent auditors since its organization in 1967.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make any statement they may desire to make, and will be available to answer appropriate questions from stockholders.

                       ACTION TO BE TAKEN-OTHER BUSINESS
                                (NOTICE ITEM 4)

     As of the date of this Proxy Statement, the Board of Directors does not intend to present to the meeting any business other than the three specific items listed in the notice, and it has not been informed of any business intended to be presented by others. Should any other matters, however, properly come before the meeting, the persons named in the enclosed Proxy will take action, and vote Proxies, in accordance with their judgment on such matters.

     Action may be taken on the business to be transacted at the meeting on the date specified in the notice of meeting or on any date or dates to which such meeting may be adjourned.

                        SECURITY OWNERSHIP OF MANAGEMENT

     As of March 18, 1995, there were, to the knowledge of the Company, no stockholders who beneficially owned more than five percent of the Company's Common Stock.

     The following table shows the number of shares and percentage of the Company's Common Stock beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table above and by all directors and officers of the Company as a group, as of March 18, 1995:

                                                         AMOUNT AND NATURE OF       PERCENT OF
                             NAME                       BENEFICIAL OWNERSHIP(1)      CLASS(1)
                             ----                       -----------------------     ----------
        Domenic Colasacco.............................           34,301(2)                 *
        Robert L. Culver..............................                 165                 *
        Neal F. Finnegan..............................          431,019(3)              2.43%
        Walter A. Guleserian..........................               6,297                 *
        Wallace M. Haselton...........................              81,676                 *
        Brian W. Hotarek..............................              325(4)                 *
        Walter E. Huskins, Jr. .......................           89,023(5)                 *
        Robert T. McAlear.............................           56,058(6)                 *
        Francis X. Messina............................          408,592(7)              2.31%
        Vikki L. Pryor................................                0(8)                 *
        Gerald M. Ridge...............................           48,867(9)                 *
        William Schwartz..............................           6,750(10)                 *
        Samuel B. Sheldon.............................          24,250(11)                 *
        James V. Sidell...............................         700,899(12)              3.96%
        Paul D. Slater................................         120,377(13)                 *
        Kathie S. Stevens.............................          84,981(14)                 *
        Michael J. Verrochi...........................         187,804(15)              1.06%
        ALL DIRECTORS AND OFFICERS AS A GROUP
          (23 persons)................................       2,468,718(16)             13.96%

- - ---------------
  *  Less than 1%.

 (1) Information as to the interests of the respective executive officers, directors and nominees has been furnished in part by them. As of March 18, 1995, all such shares are held of record unless otherwise indicated. The inclusion of information concerning shares held by or for their spouses, children or by trusts or corporations in which they have an interest does not constitute an admission by such persons of beneficial ownership thereof. Unless otherwise indicated, all persons have sole voting and dispositive power as to all shares they are shown as owning.

[FN]
 (2) Mr. Colasacco's wife beneficially owns an additional 5,589 shares and his three daughters own 500 shares each of the Company's Common Stock as to which Mr. Colasacco disclaims any beneficial interest. The number of shares reported includes 3,360 shares which Mr. Colasacco has the present right to acquire through the exercise of stock options, 4,200 shares which remain subject to forfeiture as Restricted Stock pursuant to the Company's Stock Compensation Plan, and 8,111 shares held for Mr. Colasacco's benefit under the Company's Employee Stock Ownership Plan.

 (3) Includes 40,000 shares of Common Stock which remain subject to forfeiture as Restricted Stock pursuant to the Company's Stock Compensation Plan and an aggregate of 350,000 shares which Mr. Finnegan has the present right to acquire through the exercise of stock options. Also includes 314 shares held for Mr. Finnegan's benefit under the Company's Employee Stock Ownership Plan.

 (4) Includes 25 shares held by an investment club of which Mr. Hotarek is a member.

 (5) Includes an aggregate of 76,000 shares which Mr. Huskins has the present right to acquire through the exercise of stock options, 8,000 shares which remain subject to forfeiture as Restricted Stock pursuant to the Company's Stock Compensation Plan, and 123 shares held for Mr. Huskins's benefit under the Company's Employee Stock Ownership Plan.

 (6) Includes an aggregate of 46,050 shares which Mr. McAlear has the present right to acquire through the exercise of stock options, 6,000 shares which remain subject to forfeiture as Restricted Stock pursuant to the Company's Stock Compensation Plan, and 803 shares held for Mr. McAlear's benefit under the Company's Employee Stock Ownership Plan.

 (7) See discussion covering "Compensation Committee Interlocks and Insider Participation" above.

 (8) Ms. Pryor acquired 97 shares of the Company's Common Stock after March 18, 1995, but prior to joining the Board of Directors.

 (9) Includes 3,242 shares owned by Gerald M. Ridge Corp. of which Mr. Ridge is President.

(10) All 6,750 shares are held jointly with Mr. Schwartz's wife.

(11) Does not include an aggregate of 14,277 shares held by Mr. Sheldon's two sons, who are adults, and as to which shares Mr. Sheldon disclaims any beneficial interest.

(12) Includes 679,336 shares held directly. Also includes 21,563 shares held for Mr. Sidell's benefit under the Company's Employee Stock Ownership Plan. Does not include any shares of Common Stock beneficially owned by Mr. Sidell's former spouse, Barbara C. Sidell, as to which Mr. Sidell disclaims any beneficial ownership. Also does not include 53,306 shares owned by the daughters and grandchildren of James V. Sidell and Barbara C. Sidell, as to which shares Mr. Sidell disclaims any beneficial ownership. Furthermore, does not include an aggregate of 1,463 shares of Common Stock held by Mr. Sidell's wife Louisa Kasdon-Sidell and Mr. Sidell's stepchildren, both of whom are minors, as to all of which Mr. Sidell disclaims any beneficial ownership.

(13) Does not include 74,369 shares owned by Mr. Slater's sister as to which shares Mr. Slater disclaims beneficial ownership. The number of shares reported are held by Mr. Slater and his wife as tenants by the entirety.

(14) Includes an aggregate of 77,500 shares which Ms. Stevens has the present right to acquire through the exercise of stock options, 4,666 shares of Common Stock which remain subject to forfeiture as Restricted Stock pursuant to the Company's Stock Compensation Plan and 1,469 shares held for Ms. Stevens's benefit under the Company's Employee Stock Ownership Plan.

(15) Includes 36,611 shares held of record, 81,200 shares held by an affiliated realty trust and 69,993 shares held by a corporation of which Mr. Verrochi is President.

(16) The amount includes 708,495 shares of Common Stock subject to exercisable outstanding stock options and also includes 38,120 shares held by the Company's subsidiary, United States Trust Company, as trustee under the Company's Employee Stock Ownership Plan and allocated to such directors and officers. The total number of shares held in the Company's Employee Stock Ownership Plan and allocated to all employees with United States Trust Company as record owner is 388,991.

                             STOCKHOLDER PROPOSALS

     Any stockholder of the Company may present a proposal for consideration at future meetings of the stockholders of the Company. Any proposal for consideration at next year's meeting of stockholders must be received by the Company at its principal executive offices, 40 Court Street, Boston, Massachusetts 02108, Attention: Eric R. Fischer, Executive Vice President, General Counsel and Clerk, no later than December 26, 1995, except that if the next year's annual meeting date is changed by more than 30 calendar days from the regularly scheduled date, May 21, 1996, the Company must receive such a proposal within a reasonable time before the Board of Directors makes its proxy solicitation.

                        ADDITIONAL FINANCIAL INFORMATION

                                 ANNUAL REPORT

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1994, which includes financial statements, has been previously mailed or mailed simultaneously herewith to all Stockholders. The Annual Report is not to be regarded as proxy soliciting material.

                                  10-K REPORT

     A copy of the Company's Annual Report to the SEC on Form 10-K for the year ended December 31, 1994 will be made available at the Meeting and may be obtained without charge by any Stockholder upon written request addressed to Eric R. Fischer, Executive Vice President, General Counsel and Clerk, 40 Court Street, Boston, Massachusetts 02108.

                                          By Order of the Board of Directors

                                          ERIC R. FISCHER
                                          CLERK

Dated: April 20, 1995
Boston, Massachusetts

                                                                       EXHIBIT A

                                   UST CORP.

                            STOCK COMPENSATION PLAN

SECTION 1:  PURPOSE; DEFINITIONS

     The UST CORP. STOCK COMPENSATION PLAN (the "Plan") was established in 1992 to enable UST CORP. and its Subsidiaries to reward officers and other key employees so as to encourage them to expend special efforts to increase shareholder value. The amended and restated Plan set forth herein is a continuation of the Plan as originally adopted and shall be effective as provided at Section 10 below. Awards under the Plan as herein amended and restated which are made prior to the stockholder approval described in Section 10 shall be subject to such approval.

     For purposes of the Plan, the following terms shall be defined as set forth below:

          (a) "BOARD" means the Board of Directors of the Company.

          (b) "CHANGE OF CONTROL" and "CHANGE OF CONTROL PRICE" have the meanings set forth in Section 8.

          (c) "CODE" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

          (d) "COMMITTEE" means the committee appointed by the Board to administer the Plan in accordance with Section 2.

          (e) "COMPANY" means UST Corp., a corporation organized under the laws of the Commonwealth of Massachusetts, and any successor corporation.

          (f) "DISABILITY" means permanent and total disability as determined under the Company's disability program.

          (g) "DISINTERESTED PERSON" has the meaning set forth in Rule 16b-3 under the Securities Exchange Act of 1934 as applicable to the Company on the date of reference.

          (h) "ELIGIBLE EMPLOYEE" means an employee of the Company or any Subsidiary as described in Section 4.

          (i) "FAIR MARKET VALUE" means, as of any given date, the average of the high and low trading prices of the Stock on the NASDAQ National Market System on such date, or if the Stock did not trade on such date, on the next preceding day on which trades were made.

          (j) "INCENTIVE STOCK OPTION" means any Stock Option intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

          (k) "NON-QUALIFIED STOCK OPTION" means any Stock Option that is not an Incentive Stock Option.

          (l) "PARTICIPANT" means any Eligible Employee selected by the Committee to receive grants under the Plan.

          (m) "RESTRICTED STOCK" means Stock awarded pursuant to Section 6 that is subject to restrictions which lapse upon the satisfaction of performance and/or service criteria specified by the Committee.

          (n) "STOCK" means the common stock of the Company.

          (o) "STOCK OPTION" means any option to purchase shares of Stock granted pursuant to Section 5.

          (p) "SUBSIDIARY" means any corporation in which the Company owns, directly or indirectly 50% or more of the total combined voting power of all classes of stock of such corporation.

SECTION 2:  ADMINISTRATION

     The Plan shall be administered by a Committee composed of not fewer than two members of the Board, all of whom are Disinterested Persons. Members of the Committee shall be appointed by the Board and shall serve at the pleasure of the Board.

     The Committee shall have the power and authority, in its discretion:

          (i) to select Participants from among those employees of the Company and the Subsidiaries who are Eligible Employees;

          (ii) to determine whether and to what extent Stock Options, Restricted Stock, or any combination of the foregoing, are to be granted to Eligible Employees hereunder;

          (iii) to determine the number of shares of Stock to be covered by each such award granted hereunder;

          (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder; and

          (v) to determine the terms and conditions of any written instruments evidencing Stock Options, Restricted Stock, or any combination of the foregoing awarded under the Plan.

     The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

     All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants.

SECTION 3:  STOCK SUBJECT TO PLAN

     Subject to adjustment in accordance with the third and fourth paragraphs of this Section 3, the maximum number of shares of Stock reserved and available for awards made under the Plan in any calendar year shall be equal to (i) 1 1/4% of the total number of shares of Stock outstanding as of the beginning of that year, plus (ii) any unused portion of the annual limit for prior years. In determining the number of shares available in 1994 and any carryover from 1994, the number of shares determined under (i) above for 1994 shall be increased by 350,000. Notwithstanding the foregoing, no more than 1,000,000 shares of Stock in the aggregate (subject to adjustment under the third and fourth paragraphs of this Section 3) may be issued pursuant to the exercise of Incentive Stock Options under the Plan.

     Subject to adjustment in accordance with the fourth paragraph of this
Section 3, no Participant may be awarded, in any calendar year, Stock Options covering more than 175,000 shares.*

     For purposes of the immediately preceding sentence, the repricing of a Stock Option shall be treated as a new award and shall count against the specified share limit. The provisions of this paragraph and of the proviso set forth in the immediately following paragraph shall apply to awards of Stock Options under the Plan only to the extent required in order for Stock Options under the Plan to qualify for the performance-based compensation exception described in Section 162(m)(4)(C) of the Code.

     To the extent that a Stock Option expires or is otherwise terminated without being exercised, or shares of Restricted Stock are forfeited, the shares of Stock underlying such Stock Option or the forfeited shares of Restricted Stock, as the case may be, shall again be available for issuance in connection with future awards under the Plan; provided, that any such future award of a Stock Option (if made to the same Participant and in the same year as the award of the expired or terminated Stock Option) shall count against the annual per-Participant Stock Option award limit described in the preceding paragraph.
- - ---------------

 * For 1994, the per individual limit is 400,000 shares applicable to all awards under the Plan.

     In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, the Committee shall make an appropriate adjustment in (i) the aggregate number of shares of Stock reserved for issuance under the Plan or for which awards may be made under the Plan, and (ii) the number and Option Price of shares of Stock subject to outstanding Stock Options granted under the Plan; provided, that the number of shares of Stock subject to any award shall always be a whole number. The Committee may make other substitutions or adjustments, but no such substitution or adjustment shall be effective if it would cause any Stock Option previously granted to an individual described in
Section 162(m)(3) of the Code to fail to qualify for the performance-based compensation exception prescribed by Section 162(m)(4)(C) of the Code; and further provided, that no such substitution or adjustment shall be effective, without the Participant's consent, if it would cause the Incentive Stock Options status of any Stock Option held by the Participant to be impaired.

     Shares issued pursuant to Plan awards may consist in whole or in part of authorized and unissued shares or of treasury shares.

SECTION 4:  ELIGIBILITY

     Officers and other key employees of the Company or Subsidiaries who are responsible for or contribute to the growth and/or profitability of the business of the Company or its Subsidiaries shall be eligible to be granted awards hereunder. The Participants under the Plan shall be selected from time to time by the Committee from among those Eligible Employees, and the Committee shall determine the number of shares of Stock covered by each award.

SECTION 5:  STOCK OPTIONS

     Stock Options may be granted alone, in addition to or in combination with other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each Participant. Recipients of Stock Options shall enter into a stock option agreement with the Company, in such form as the Committee shall determine, which agreement shall set forth, either expressly or by incorporation of the terms of the Plan, among other things, the Option Price, the term of the Stock Option and provisions regarding exercisability of the Stock Option granted thereunder.

     Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. The Committee shall have the authority to grant any Participant Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. Only those Stock Options specifically designated as Incentive Stock Options shall be treated as such; all other Stock Options shall be treated as Non-Qualified Stock Options.

     Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee may determine:

          (a) OPTION PRICE. The Option Price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the date of grant but in the case of an Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Stock on such date.

          (b) OPTION TERM. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted.

          (c) EXERCISABILITY. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant. If the Committee may accelerate the exercisability of a Stock Option at any time, to such extent as it may determine.

          (d) TIMING AND METHOD OF EXERCISE. The exercise of a Stock Option shall be accomplished by giving written notice of exercise to the Company specifying the number of shares of Stock to be purchased, accompanied by payment in full of the Option Price in cash or check, by surrender of other shares of Stock which have been held by the Participant for six months or more (or for such other period as the Committee may determine) and which have a value equal to the Option Price of the shares of Stock as to which the Stock Option is being exercised, by delivery of a properly executed exercise notice together with irrevocable instructions to the Participant's broker to deliver promptly to the Company the amount of sale proceeds required to pay the Option Price, or by any combination of the foregoing. The Company shall, prior to the delivery of any shares of Stock subject to an exercise, make arrangements for the payment of withholding taxes, if any, as provided in Section 9(d).

          (e) NON-TRANSFERABILITY OF OPTIONS. No Incentive Stock Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Incentive Stock Options shall be exercisable, during the Participant's lifetime, only by the Participant. Nonqualified Stock Options shall be transferable (i) only to the extent, if any, determined by the Committee, and (ii) in the case of any such Stock Option the grant of which is intended to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, only to the extent, if any, that transferability is permitted (consistent with such exemption) by such Rule.

          (f) TERMINATION BY REASON OF DEATH. If a Participant's employment with the Company or any Subsidiary terminates by reason of death, any Stock Option held by the Participant at time of death may thereafter be exercised, to the extent exercisable immediately prior to death (or on such accelerated basis as the Committee shall determine at or after grant), by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period of one year (or such shorter period as the Committee shall specify at grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

          (g) TERMINATION BY REASON OF DISABILITY. If a Participant's employment with the Company or any Subsidiary terminates by reason of Disability, any Stock Option held by such Participant may thereafter be exercised to the extent it was exercisable at the time of such termination (or on such accelerated basis as the Committee shall determine at or after grant), for a period of one year (or such shorter period as the Committee shall specify at grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter, provided, however, that, if the Participant dies within such one-year period (or such shorter period as the Committee shall specify at grant), any unexercised Stock Option held by such Participant shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one year (or such shorter period as the Committee shall specify at grant) from the time of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

          (h) OTHER TERMINATION. Except as otherwise provided in this Section 5, unless otherwise determined by the Committee, if a Participant's employment with the Company or any Subsidiary terminates for any reason other than death or Disability, the Stock Option may thereafter be exercised to the extent it was exercisable at the time of such termination (or on such accelerated basis as the Committee shall determine at or after grant) for the lesser of three months from the date of termination or until the expiration of such Stock Option's term; provided, that if the Participant's employment is terminated for cause, all Stock Options then held by the Participant shall terminate immediately.

SECTION 6:  RESTRICTED STOCK

     (a) GENERAL. Restricted Stock may be issued either alone or in addition to other awards granted under the Plan. The Committee shall determine the Eligible Employees to whom, and the time or times at which, grants of Restricted Stock will be made; the number of shares of Stock to be awarded; the price, if any, to be paid by the recipient of Restricted Stock; any performance objectives applicable to Restricted Stock awards; the date or dates on which restrictions applicable to such Restricted Stock shall lapse during the Restricted Period (as defined at Section 6(c)(i) below); and all other conditions of the Restricted Stock awards. The performance objectives, if any, to which a grant of Restricted Stock may be subject may include, without limitation, objectives based on the performance of the Company, the performance of one or more Subsidiaries, the performance of one or more divisions or other business segments, personal performance, or external performance measures, all as determined by the Committee. The Committee may also condition the grant of Restricted Stock upon the exercise of Stock Options or upon such other criteria as the Committee may determine. The provisions of Restricted Stock awards need not be the same with respect to each recipient.

     (b) AWARDS AND CERTIFICATES. The prospective recipient of an award of shares of Restricted Stock shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award (a "Restricted Stock Award Agreement") and has delivered a fully executed copy thereof to the Company, within a period of 60 days (or such other period as the Committee may specify) after the award date. The stock certificate or certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

        "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the UST Corp. Stock Compensation Plan and a Restricted Stock Award Agreement entered into between the registered owner and UST Corp. Copies of such Plan and Agreement are on file in the offices of UST Corp."

The Committee may require that the stock certificates evidencing such shares of Stock be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the Participant shall have delivered a stock power, endorsed in blank, related to the Stock covered by such award.

     (c) RESTRICTIONS AND CONDITIONS. The shares of Restricted Stock awarded pursuant to this Section 6 shall be subject to the following restrictions and conditions:

          (i) Subject to the provisions of the Plan and the Restricted Stock Award Agreement, during such period as may be set by the Committee commencing on the grant date (the "Restricted Period"), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. In the case of a Restricted Stock award providing for the lapsing of restrictions only upon the attainment of performance related goals, the Restricted Period shall be deemed to continue until such performance related goals have been met. Within these limits, the Committee may provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Committee may determine, including, but not limited to, the attainment of performance related goals, the Participant's termination of employment, death or Disability, or the occurrence of a "Change of Control" as defined in
     Section 8 below.

          (ii) Except as provided in clause (c)(i) above, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends thereon. Certificates for shares of unrestricted Stock shall be delivered to the Participant as soon as practicable after the Restricted Period expires without such shares of Stock having been forfeited. The Company's obligation to deliver vested shares of Stock upon the expiration of the Restricted Period (whether in the normal course or on an accelerated basis as described in the preceding paragraph) shall be subject to the Company's being satisfied that arrangements for the payment of withholding taxes, if any, as provided in
     Section 9(d) have been made.

          (iii) Subject to the provisions of the Restricted Stock Award Agreement and this Section 6, upon termination of employment for any reason during the Restricted Period, all shares of Stock still subject to restriction shall be forfeited by the Participant, and the Participant shall only receive the amount, if any, paid by the Participant for such Restricted Stock.

SECTION 7:  AMENDMENT AND TERMINATION

     The Board may amend, alter, or discontinue the Plan at any time; provided, that no such amendment or alteration shall be effective without the approval of the stockholders to the extent that stockholder approval is required to preserve the qualification of the Plan under Section 162(m)(4)(C) or Section 422 of the Code or its exemption under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The

Committee may, consistent with the terms of the Plan, prospectively or retroactively amend the terms of any previously granted award. In no event, however, shall any amendment or alteration (whether affecting the Plan generally or particular awards) impair the rights of any Participant under any then outstanding award without the consent of such Participant.

SECTION 8:  CHANGE OF CONTROL

     The following acceleration and valuation provisions shall apply in the event of a "Change of Control" as defined in this Section 8:

          (a) As of the date of the "Change of Control":

             (i) any Stock Options awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested;

             (ii) the restrictions applicable to any Restricted Stock awarded under the Plan shall lapse and such shares shall be deemed fully vested; and

             (iii) any Participant to whom a Stock Option shall have been granted shall have the right (subject to any legal limitations applicable to such Stock Option, including any limitations required to preserve the qualification under Section 422 of the Code of any such Stock Option that is an Incentive Stock Option) to receive in respect of such Stock Option, and in extinguishment thereof, for each share of Stock subject to such Stock Option an amount equal to the excess of (x) the "Change of Control Price" (as defined in paragraph (c) of this Section 8) of the securities, cash or other property, or combination thereof, which would be received in connection with the transaction giving rise to the Change of Control in respect of a share of Stock, over (y) the Option Price of such Stock Option, unless provision is made in connection with such transaction for the substitution for such Stock Option of new options of the successor corporation or parent thereof, with appropriate adjustments as to the number and kind of shares and the per share Option Price as provided in Section 3 hereof.

          (b) For purposes of paragraph (a) of this Section 8, a "Change of Control" shall be deemed to have occurred if:

             (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act, (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
        Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

             (ii) during any period of two consecutive years (not including any period prior to the execution of the Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause
        (i), (iii) or (iv) of this Section 8(b)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (hereinafter referred to as "Continuing Directors"), cease for any reason to constitute at least a majority thereof;

             (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 25% of the combined voting power of the Company's then outstanding securities shall not constitute a Change of Control of the Company; or

             (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

          (c) For purposes of this Section 8, "Change of Control Price" means the higher of (i) the highest price per share paid or offered in any transaction related to a Change of Control of the Company or (ii) the highest price per share paid in any transaction reported on the exchange on which the Stock is traded at any time during the sixty-day period preceding the Change of Control, as determined by the Committee; provided, however, that, in the case of Incentive Stock Options such price shall not be the higher of the foregoing items (i) and (ii), but shall be the Fair Market Value of the securities, cash or other property, or combination thereof, which would be received in connection with the transaction on the date of such Change of Control.

SECTION 9:  GENERAL PROVISIONS

     (a) The Committee may require each person purchasing shares of Stock pursuant to a Stock Option to represent to and agree with the Company in writing that such person is acquiring the shares of Stock without a view to distribution thereof. The certificates for such shares of Stock may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

     (b) All certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

     (c) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time.

     (d) Each Participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company (and, where applicable, its Subsidiaries) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

     (e) No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

SECTION 10:  EFFECTIVE DATE OF PLAN

     The Plan as herein amended and restated shall be effective on the date it is adopted by the Board, subject to the approval by the Company's stockholders within twelve months of the date it is adopted by the Board.

SECTION 11:  TERM OF PLAN

     No Stock Option or Restricted Stock award shall be granted under the Plan on or after November 14, 2004, but awards granted prior to said date may extend beyond that date.

                                                                       EXHIBIT B

                                   UST CORP.

                      1995 STOCK OPTION PLAN FOR DIRECTORS

1.  PURPOSE

     The purpose of this 1995 Stock Option Plan for Directors (the "Plan") is to advance the interests of UST Corp. (the "Company") by enhancing the ability of the Company and certain of its subsidiaries to attract and retain non-employee directors who are in a position to make significant contributions to the success of the Company and to reward directors for such contributions through ownership of shares of the Company's common stock (the "Stock").

2.  ADMINISTRATION

     The Plan shall be administered by a committee (the "Committee") of the Board of Directors (the "Board") of the Company designated by the Board for that purpose. The Committee shall have authority, not inconsistent with the express provisions of the Plan, (a) to issue options granted in accordance with the formula set forth in this Plan to such directors as are eligible to receive options; (b) to prescribe the form or forms of instruments evidencing options and any other instruments required under the Plan and to change such forms from time to time; (c) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties. Transactions under this plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

3.  EFFECTIVE DATE AND TERM OF PLAN

     The Plan shall become effective on the date on which the Plan is approved by the Board of Directors of the Company, subject to approval by the stockholders of the Company. No option shall be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Board, but options previously granted may extend beyond that date.

4.  SHARES SUBJECT TO THE PLAN

     (a) Number of Shares. Subject to adjustment as provided in Section 4(c), the aggregate number of shares of Stock that may be delivered upon the exercise of options granted under the Plan shall be 150,000. If any option granted under the Plan terminates without having been exercised in full, the number of shares of Stock as to which such option was not exercised shall be available for future grants within the limits set forth in this Section 4(a).

     (b) Shares to be Delivered. Shares delivered under the Plan shall be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock shall be delivered under the Plan.

     (c) Changes in Stock. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital stock, after the effective date of the Plan, the number and kind of shares of stock or securities of the Company subject to options then outstanding or subsequently granted under the Plan, the maximum number of shares or securities that may be delivered under the Plan, the exercise price, the "prescribed number" specified in Section 6(a), and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

5.  ELIGIBILITY FOR OPTIONS

     Directors eligible to receive option grants under the Plan ("Eligible Directors") shall be (a) those directors (including honorary but not including emeritus directors) of the Company who are not employees of the Company or of any subsidiary of the Company, and (b) those directors (not including honorary or emeritus directors) of USTrust who are not employees of the Company or of any subsidiary of the Company.

6.  TERMS AND CONDITIONS OF OPTIONS

     (a) Number of Options. On the date of the annual meeting of stockholders at which this Plan is approved by stockholders each individual then an Eligible Director shall be awarded on such date an option covering shares of Stock equal in number to the "prescribed number" as hereinafter defined. Thereafter, on the date of each subsequent annual meeting, there shall be awarded to each individual elected at such meeting to serve as an Eligible Director and to each other Eligible Director (if any) elected to office since the last annual meeting by the board of directors of the corporation on which he or she serves as a director, but excluding any Eligible Director who has previously been granted options under this Plan, an option covering the prescribed number of shares of Stock. For purposes of this paragraph, the "prescribed number" is: (i) 7,500 in the case of any Eligible Director (other than an honorary director of the Company) serving as a director both of the Company and of USTrust; (ii) 5,100 in the case of any Eligible Director (other than an honorary director of the Company) serving as a director of the Company but not serving as a director of USTrust; (iii) 4,500 in the case of any Eligible Director serving as an honorary director of the Company; and (iv) 3,000 in the case of any Eligible Director serving as a director of USTrust but not serving as a director of the Company (other than as an honorary director of the Company). The "prescribed number" for an Eligible Director described in both (iii) and (iv) shall be 7,500.

     (b) Exercise Price. The exercise price of each option shall be 100% of the fair market value per share of the Stock on the date the option is granted. In no event, however, shall the option price be less, in the case of an original issue of authorized stock, than par value per share. For purposes of this paragraph, the fair market value of a share of Stock on any date shall be the average of the high and low prices of the Stock on the NASDAQ National System on such date, or if the Stock did not trade on such date, on the next preceding day on which trades were made.

     (c) Duration of Options. The latest date on which an option may be exercised (the "Final Exercise Date") shall be the fifth anniversary of the date the option was granted.

     (d) Exercise of Options.

          (1) Each option shall become exercisable as follows: (A) to the extent of one-third ( 1/3) of the shares covered by the option, on the earliest testing date (as hereinafter defined) on which the per-share fair market value of the Stock is at least three dollars ($3.00) higher than on the date of grant; (B) to the extent of an additional one-third ( 1/3) of the shares, on the earliest testing date on which the per-share fair market value of the Stock is at least six dollars ($6.00) higher than on the date of grant; and (C) to the extent of an additional onethird ( 1/3) of the shares, on the earliest testing date on which the per-share fair market value is at least nine dollars ($9.00) higher than on the date of grant. For purposes of the preceding sentence, a "testing date" with respect to any per-share dollar value is the last day of any period of ten consecutive trading days (commencing after the date on which the Plan is approved by the stockholders of the Company) on each day of which the per-share fair market value of the Stock equaled or exceeded such dollar value; provided, that a date shall not be considered a "testing date" for purposes of determining the exercisability of an option under this paragraph if the director to whom the option was awarded ceased to be a director of the Company and its subsidiaries prior to the testing date. In all events, each option shall become fully exercisable on the third anniversary of the date of grant provided the Eligible Director to whom the option was awarded is still a director on such anniversary. For purposes of the preceding sentence, the following rules of construction shall apply: (A) with respect to any option grants described in Section 6(a)(iii), an Eligible Director described therein shall be treated as ceasing to be a director when he or she is no longer an Eligible Director described in Section 5(a); (B) with respect to any option grants described in Section 6(a)(iv), an Eligible Director described therein shall be treated as ceasing to be a director when he or she is no longer an Eligible Director described in Section 5(b); and (C) with respect to any option grants described in Section 6(a)(i) or Section 6(a)(ii), an Eligible Director described therein shall be treated as ceasing to be a director when he or she ceases to be a director of the Company or becomes an honorary or emeritus director of the Company.

          In addition to and not in limitation of the foregoing, each option outstanding at the time of a "Change of Control" as hereinafter defined shall become fully exercisable upon the Change in Control. A "Change of Control" shall be deemed to have occurred if:

             (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act, (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
        Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

             (ii) during any period of two consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause
        (i), (iii) or (iv) of this Section 6(d)(1)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (hereinafter referred to as "Continuing Directors"), cease for any reason to constitute at least a majority thereof;

             (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 25% of the combined voting power of the Company's then outstanding securities shall not constitute a Change of Control of the Company; or

             (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

          (2) Any exercise of an option shall be in writing, signed by the proper person and delivered or mailed to the Company, to the attention of the Company's General Counsel, accompanied by (i) any documentation required by the Committee and (ii) payment in full for the number of shares for which the option is exercised.

          (3) The Committee shall withhold from the number of shares otherwise issuable to the individual upon exercise a number of shares with a fair market value equal to any federal, state, or local withholding tax requirements due upon the exercise of the option.

          (4) If an option is exercised by the executor or administrator of a deceased director, or by the person or persons to whom the option has been transferred by the director's will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the option.

     (e) Payment for and Delivery of Stock. Stock purchased under the Plan shall be paid for in one or a combination of the following forms of payment: (i) by cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company, (ii) by delivery of shares of Stock (which, in the case of shares of Stock acquired from the Company, have been outstanding for at least six months) having a fair market value on the last business day preceding the date of exercise equal to the purchase price, or (iii) by delivery of a properly executed exercise notice together with irrevocable instructions to the option holder's broker to deliver promptly to the Company the amount required to pay the exercise price.

     An option holder shall not have the rights of a stockholder with regard to awards under the Plan except as to Stock actually received by him or her under the Plan.

     The Company shall not be obligated to deliver any shares of Stock (A) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, and (B) if the outstanding Stock is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (C) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the option, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

     (f) Nontransferability of Options. No option may be transferred other than by will or by the laws of descent and distribution, and during an Eligible Director's lifetime an option may be exercised only by him or her.

     (g) Retirement; Disability. If an Eligible Director retires as a director of the Company and its subsidiaries (i) at or after 65, or (ii) by reason of permanent disability whenever occurring, all options held by the retired or disabled Eligible Director, to the extent not otherwise exercisable, shall become exercisable. The Eligible Director's options shall remain exercisable for one year from retirement (subject to paragraph (i) below) or for the remainder of their original five-year option term if less, and then shall terminate to the extent not previously exercised.

     (h) Other Termination. If an Eligible Director's service as a director terminates for any reason other than retirement under (g) above or death, all options held by the director that are not then exercisable shall terminate. Options that are exercisable on the date of termination shall continue to be exercisable for a period of three months (subject to paragraph (i) below) or for the remainder their original five-year term if less, and then shall terminate to the extent not previously exercised. For the purposes of this paragraph (h): (A) with respect to any option grants described in Section 6(a)(iii), an Eligible Director described therein shall be treated as having terminated when he or she ceases to be an Eligible Director described in Section 5(a) (other than by reason of retirement under paragraph (g) above, or death); (B) with respect to any option grants described in Section 6(a)(iv), an Eligible Director described therein shall be treated as having terminated when he or she ceases to be an Eligible Director described in Section 5(b) (other than by reason of retirement under paragraph (g) above, or death); and (C) with respect to any option grants described in Section 6(a)(i) or Section 6(a)(ii), an Eligible Director described therein shall be treated as having terminated when he or she ceases to be a director of the Company (other than by reason of retirement under paragraph (g) above, or death) or becomes an honorary or emeritus director of the Company.

     (i) Death. If an Eligible Director's service as a director of the Company and its subsidiaries terminates by reason of death, all options held by the Eligible Director which were not then exercisable shall be treated as having become exercisable immediately prior to death. If an Eligible Director dies at any time while holding exercisable options (including options treated as having become exercisable by reason of the preceding sentence), all such options may be exercised by his or her executor or administrator, or by the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, at any time within one year after the director's death or during the remainder of the original five-year option term if less.

After completion of that one-year (or shorter) period, such options shall terminate to the extent not previously exercised.

     (j) Mergers, etc. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of a sale or transfer of substantially all of the Company's assets or a dissolution or liquidation of the Company, all options hereunder will terminate; provided, that 20 days prior to the effective date of any such merger, consolidation, sale, dissolution, or liquidation, all options outstanding hereunder that are not otherwise exercisable shall become immediately exercisable.

7.  EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT, TERMINATION AND
    EFFECTIVENESS

     Neither adoption of the Plan nor the grant of options to a director shall affect the Company's right to grant to such director options that are not subject to the Plan, to issue to such directors Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to directors.

     The Committee may at any time terminate the Plan as to any further grants of options. The Committee may at any time or times amend the Plan for any purpose which may at the time by permitted by law; provided, that except to the extent expressly required or permitted by the Plan, no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Rule 16b-3 promulgated under Section 16 of the Exchange Act.

                                                                       EXHIBIT C

                SUPPLEMENTAL INFORMATION CONCERNING THE COMPANY

GENERAL DESCRIPTION OF THE COMPANY'S BUSINESS

     UST Corp. (the "Company"), a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), was organized as a Massachusetts business corporation in 1967. The Company is subject to examination by, and is required to file reports with, the Commissioner of Banks of the Commonwealth of Massachusetts (the "Massachusetts Commissioner"). The Company's banking subsidiaries are USTrust and United States Trust Company ("USTC"), each headquartered in Boston and each a Massachusetts trust company, and UST Bank/Connecticut ("UST/Conn"), headquartered in Bridgeport, a Connecticut trust company. All of the common stock of USTrust, USTC, and UST/Conn is issued to and owned by the Company. In addition, the Company owns, indirectly through its banking subsidiaries, all of the outstanding stock of three active nonbanking subsidiaries, all Massachusetts corporations: UST Leasing Corporation, UST Data Services Corp. and UST Capital Corp.

     The Company engages in one line of business, that of providing financial services through its banking and nonbanking subsidiaries. A broad range of financial services is provided principally to individuals and small-and medium-sized companies in New England including those located in low- and moderate-income neighborhoods. In addition, an important component of the Company's financial services is the provision of trust and money management services to professionals, corporate executives, nonprofit organizations, labor unions, foundations, mutual funds and owners of closely-held businesses in the New England region.

     As of the close of business on December 31, 1994, the Company's total assets were approximately $1.8 billion and USTrust, the lead bank, had over $1.7 billion or 94% of the Company's consolidated assets.

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

     The common stock of the Company is traded over the counter and its price is quoted on the NASDAQ National Market System. During the period January 1, 1993, to December 31, 1994, the range of bid prices was as follows:

                                                       1994                           1993
                                            --------------------------     --------------------------
                                            LOWEST BID     HIGHEST BID     LOWEST BID     HIGHEST BID
                                            ----------     -----------     ----------     -----------
    1st quarter...........................   10 1/2         13 1/2           8 3/4         12 1/2
    2nd quarter...........................   12 5/8         14 3/8           7 3/8          9 1/2
    3rd quarter...........................   11 1/4         13 1/2           7 1/2         10 7/8
    4th quarter...........................    8 3/4         11 3/4          10 1/4             12

     Such over-the-counter market quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

     The number of holders of record of common stock of the Company was 2,059 at January 31, 1995.

     There were no dividends declared during 1994 and 1993.

     Future dividends will depend upon the financial condition and earnings of the Company and its subsidiaries, their need for funds and other factors, including applicable government regulations and regulatory consent.

     In connection with the $20 million senior debt private placement transaction of August 1986 of which $8 million currently remains outstanding the Company agreed not to make dividend payments in excess of 60% of cumulative net earnings since December 31, 1985 plus $7 million. The Company does not expect that this provision will adversely affect its ability to pay future dividends which it deems appropriate.

SELECTED FINANCIAL DATA CONCERNING THE COMPANY

          UST CORP. CONSOLIDATED SUMMARY OF SELECTED FINANCIAL DATA(1)

                                                                            YEAR ENDED DECEMBER 31,
                                                    -----------------------------------------------------------------------
                                                        1994           1993           1992           1991           1990
                                                    -----------    -----------    -----------    -----------    -----------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Earnings Data:
  Interest income.................................. $   132,312    $   140,628    $   157,024    $   221,493    $   272,949
  Interest expense.................................      40,213         47,944         68,970        134,640        181,850
                                                    -----------    -----------    -----------    -----------    -----------
  Net interest income..............................      92,099         92,684         88,054         86,853         91,099
  Provision for possible loan losses...............      23,125         64,258         41,893         53,712         43,663
                                                    -----------    -----------    -----------    -----------    -----------
  Net interest income after provision for possible
    loan losses....................................      68,974         28,426         46,161         33,141         47,436
  Noninterest income...............................      30,334         36,723         42,359         43,636         25,575
  Noninterest expense..............................      92,511         97,510         96,172         89,322         72,812
                                                    -----------    -----------    -----------    -----------    -----------
  Income (loss) before income taxes................       6,797        (32,361)        (7,652)       (12,545)           199
                                                    -----------    -----------    -----------    -----------    -----------
  Applicable income taxes (benefit)................       2,051        (12,261)        (2,931)        (4,598)        (1,667)
                                                    -----------    -----------    -----------    -----------    -----------
  Net income (loss)................................ $     4,746    $   (20,100)   $    (4,721)   $    (7,947)   $     1,866
                                                    ===========    ===========    ===========    ===========    ===========
Per share data(2):
  Net income (loss)................................ $       .27    $     (1.31)   $      (.34)   $      (.58)   $       .14
  Cash dividends declared..........................          --             --             --    $       .15    $       .60
Weighted average common shares outstanding.........  17,780,032     15,362,251     13,984,190     13,793,617     13,564,369
Consolidated Average Balances(4):
  Total assets..................................... $ 1,881,429    $ 2,042,567    $ 2,270,874    $ 2,696,992    $ 2,864,771
  Loans............................................   1,274,090      1,422,497      1,570,206      1,776,261      1,865,423
  Deposits.........................................   1,527,113      1,635,178      1,826,738      2,172,984      2,081,321
  Funds borrowed(3)................................     192,115        244,775        268,519        350,367        560,936
  Stockholders' investment.........................     152,256        143,149        147,440        150,193        159,559
Consolidated Ratios:
  Net income (loss) to average
    total assets...................................         .25%          (.98)%         (.21)%         (.30)%          .07%
  Net income (loss) to average stockholders'
    investment.....................................        3.12         (14.04)         (3.20)         (5.29)          1.17
  Average stockholders' investment to average
    total assets...................................        8.09           7.01           6.49           5.57           5.57
  Net chargeoffs to average loans..................        1.86           3.64           2.67           2.23           1.41
  Reserve for possible loan losses to period end
    loans..........................................        4.89           4.67           3.36           2.99           1.90
  Average earning assets to average total assets...       93.45          92.40          90.62          90.65          90.95
                                                                                                         Not
  Dividend Payout Ratio............................                                               meaningful         428.57

- - ----------------
(1) This information should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 13 to 29 of the Company's Annual Report to the SEC on Form 10-K with particular reference to Credit Quality and Reserve for Possible Loan Losses.

(2) The Company declared a 5% stock dividend to holders of record on September 30, 1991. All prior share and per share data have been adjusted to reflect this transaction.

(3) Includes federal funds purchased, repurchase agreements, short-term and other borrowings.

(4) Average balances do not include the effect of fair value adjustments under SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities."

                                     [LOGO]

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE


                                            WITH-   FOR ALL
                                      FOR   HOLD    EXCEPT
  1.) Election of Directors.          /  /  /  /     /  /

      ROBERT L. CULVER, NEAL F. FINNEGAN, WALTER A. GULESERIAN
      WALLACE M. HASELTON AND PAUL D. SLATER

      NOTE: If you do not wish your shares voted "FOR" a particular Nominee, mark the "For All Except" box and strike a line through that particular Nominees name. Your shares will be voted for the remaining Nominees.



  2.) Authorizing the Proxies to vote in favor of amendments to the Comany's
      Stock Compensation Plan to increase the number of shares of the Company's Common Stock that may be granted under the Plan and to effect certain other changes.

                            FOR     AGAINST      ABSTAIN
                            / /       / /          / /


  3.) Authorizing the Proxies to vote in favor of a new Stock Option Plan for certain Directors.

                            FOR     AGAINST      ABSTAIN
                            / /       / /          / /

      In their discretion, consider and act upon such other matters as may properly come before the meeting.


           RECORD DATE SHARES:



                         REGISTRATION


                                                          ----------------------
      Please be sure to sign and date this Proxy.         Date
      --------------------------------------------------------------------------





      --------------------------------------------------------------------------
          Shareholder sign here                           Co-owner sign here



     Mark box at right if address change has been noted on the reverse / / side of this card.
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

DETACH CARD                                                     DETACH CARD

                                  UST CORP.

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention. Those are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are stongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, May 16, 1995.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

UST Corp.

                                  UST CORP.

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF UST CORP.

The undersigned stockholder of UST Corp., a Massachusetts corporation (the "Company"), hereby constitutes and appoints William Schwartz, Eric R. Fischer and James K. Hunt, and each of them, his Attorneys and Proxies (with full power of substitution in each), and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse, all the shares of Common Stock of the Company held of record by the undersigned on March 31, 1995 at the Annual Meeting of Stockholders of the Company, to be held on Tuesday, May 16, 1995, and at any adjournments thereof.

THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED HOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

 ---------------------------------------------------------------------------
 PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
 ---------------------------------------------------------------------------
- - --------------------------------------------------------------------------------
        Please sign this Proxy exactly as your name appears on the books of the
Company.  Joint owners should each sign personally.  Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign.  If a corporation, this signature should be that of an authorized officer who should state his or her title.
- - --------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                      DO YOU HAVE ANY COMMENTS?

- - ---------------------------------              ---------------------------------

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